                                                                   EXHIBIT 10.22


                                  $200,000,000


                                CREDIT AGREEMENT

                                     AMONG

                           BJ'S WHOLESALE CLUB, INC.,

                           THE LENDERS PARTY HERETO,



                  THE FIRST NATIONAL BANK OF CHICAGO, as Agent

                    BANKBOSTON, N.A., as Syndication Agent,

                  FLEET NATIONAL BANK, as Documentation Agent


                            Dated as of July 9, 1997

                                  Arranged by:

                         FIRST CHICAGO CAPITAL MARKETS

                               TABLE OF CONTENTS

                                                                  Page
                                                                  ----
ARTICLE I - DEFINITIONS........................................     8

ARTICLE II - THE CREDITS.......................................    26
   2.1.  Description of Facility...............................    26
   2.2.  Availability of Facility..............................    26
   2.3.  Committed Advances....................................    26
 2.3.1.  Commitment............................................    26
 2.3.2.  Ratable Loans; Types of Advances......................    27
 2.3.3.  Minimum Amount of Each Committed Advance..............    27
 2.3.4.  Applicable Margin.....................................    27
 2.3.5.  Method of Selecting Types and Interest Periods for New
         Committed Advances....................................    28
 2.3.6.  Conversion and Continuation of Outstanding Committed
         Advances..............................................    29
 2.4.    Competitive Bid Advances..............................    29
 2.4.1.  Competitive Bid Option; Repayment of Competitive Bid
         Advances..............................................    29
 2.4.2.  Competitive Bid Quote Request.........................    30
 2.4.3.  Invitation for Competitive Bid Quotes.................    30
 2.4.4.  Submission and Contents of Competitive Bid Quotes.....    31
 2.4.5.  Notice to Borrower....................................    32
 2.4.6.  Acceptance and Notice by Borrower.....................    32
 2.4.7.  Allocation by the Agent...............................    32
   2.5.  Method of Borrowing...................................    33
   2.6.  Swing Line Loans......................................    33
   2.7.  Fees..................................................    36
 2.7.1.  Facility Fee..........................................    36
 2.7.2.  Agent Fees............................................    36
   2.8.  Reductions in Aggregate Commitment;
          Principal Payments...................................    36
 2.8.1.  Reductions in Aggregate Commitment....................    36
 2.8.2.  Principal Payments....................................    36
  2.10.  Rates Applicable After Default........................    37
  2.11.  Method of Payment.....................................    37
  2.12.  Notes; Telephonic Notices.............................    38
  2.14.  Notification by Agent.................................    38
  2.15.  Lending Installations.................................    39
  2.16.  Non-Receipt of Funds by the Agent.....................    39
  2.17.  Taxes.................................................    39
  2.18.  Change in Circumstances...............................    41
2.18.1.  Yield Protection......................................    41
2.18.2.  Changes in Capital Adequacy Regulations...............    41
2.18.3.  Availability of Types of Advances.....................    42

2.18.4.  Funding Indemnification...............................    42
2.18.5.  Mitigation of Additional Costs;
          Replacement of Lenders...............................    42
2.18.6.  Lender Statements; Survival of Indemnity..............    43

ARTICLE III - THE LETTER OF CREDIT SUBFACILITY.................    44
   3.1.  Obligation to Issue...................................    44
   3.2.  Types and Amounts.....................................    44
   3.3.  Conditions............................................    44
   3.4.  Procedure for Issuance of Facility Letters of Credit..    45
   3.5.  Reimbursement Obligations; Duties of Issuing Banks....    46
   3.6.  Participation.........................................    47
   3.7.  Payment of Reimbursement Obligations..................    48
   3.8.  Compensation for Facility Letters of Credit...........    49

ARTICLE IV - CONDITIONS PRECEDENT..............................    50
   4.1.  Initial Advance.......................................    50
   4.2.  Each Advance or Issuance of a Facility
          Letter of Credit.....................................    52

ARTICLE V - REPRESENTATIONS AND WARRANTIES.....................    53
   5.1.  Corporate Existence and Standing......................    53
   5.2.  Authorization and Validity............................    53
   5.3.  No Conflict; Government Consent.......................    53
   5.4.  Financial Statements..................................    54
   5.5.  Material Adverse Change...............................    54
   5.6.  Taxes.................................................    54
   5.7.  Litigation and Contingent Obligations.................    54
   5.8.  Subsidiaries..........................................    55
   5.9.  ERISA.................................................    55
  5.10.  Accuracy of Information...............................    55
  5.11.  Federal Reserve Regulations...........................    55
  5.12.  Material Agreements...................................    55
  5.13.  Compliance With Laws..................................    56
  5.14.  Ownership of Properties...............................    56
  5.15.  Investment Company Act................................    56
  5.16.  Public Utility Holding Company Act....................    56
  5.17.  Insurance.............................................    56
  5.18.  Solvency..............................................    56
  5.19.  Transaction Documents.................................    56

ARTICLE VI - COVENANTS.........................................    57
   6.1.  Financial Reporting...................................    57
   6.2.  Use of Proceeds.......................................    59
   6.3.  Notice of Default.....................................    59
   6.4.  Conduct of Business...................................    59
   6.5.  Taxes.................................................    59
   6.6.  Insurance.............................................    60
   6.7.  Compliance with Laws..................................    60

   6.8.  Maintenance of Properties.............................    60
  6.10.  Dividends.............................................    60
  6.11.  Indebtedness..........................................    61
  6.12.  Merger................................................    62
  6.13.  Sale of Assets........................................    62
  6.14.  Letters of Credit.....................................    63
  6.15.  Investments and Acquisitions..........................    63
  6.16.  Liens.................................................    65
  6.17.  Affiliates............................................    67
  6.18.  Amendments............................................    67
  6.19.  Rate Hedging Obligations..............................    67
  6.20.  Financial Covenants...................................    67
6.20.1.  Funded Debt to Capital Ratio..........................    68
6.20.2.  Fixed Charge Coverage Ratio...........................    68
6.20.3.  Tangible Net Worth....................................    68
  6.21.  Subsidiary Guaranties.................................    68
  6.22.  Intercompany Indebtedness.............................    69

ARTICLE VII - DEFAULTS.........................................    69
   7.1.  ......................................................    69
   7.2.  ......................................................    69
   7.3.  ......................................................    69
   7.4.  ......................................................    69
   7.5.  ......................................................    69
   7.6.  ......................................................    70
   7.7.  ......................................................    70
   7.8.  ......................................................    70
   7.9.  ......................................................    70
  7.10.  ......................................................    70
  7.11.  ......................................................    70

ARTICLE VIII - ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES..    71
   8.1.  Acceleration..........................................    71
   8.2.  Amendments............................................    71
   8.3.  Preservation of Rights................................    72

ARTICLE IX - GENERAL PROVISIONS................................    73
   9.1.  Survival of Representations...........................    73
   9.2.  Governmental Regulation...............................    73
   9.3.  Taxes.................................................    73
   9.4.  Headings..............................................    73
   9.5.  Entire Agreement......................................    73
   9.6.  Several Obligations; Benefits of this Agreement.......    73
   9.7.  Expenses; Indemnification.............................    74
   9.8.  Numbers of Documents..................................    74
   9.9.  Accounting............................................    74
  9.10.  Severability of Provisions............................    74

  9.11.  Nonliability of Lenders...............................    75
  9.12.  Choice of Law.........................................    75
  9.13.  Consent to Jurisdiction...............................    75
  9.14.  Waiver of Jury Trial..................................    75
  9.15.  Confidentiality.......................................    75

ARTICLE X - THE AGENT..........................................    76
  10.1.  Appointment...........................................    76
  10.2.  Powers................................................    76
  10.3.  General Immunity......................................    76
  10.4.  No Responsibility for Loans, Recitals, etc. ..........    76
  10.5.  Action on Instructions of Lenders.....................    77
  10.6.  Employment of Agents and Counsel......................    77
  10.7.  Reliance on Documents; Counsel........................    77
  10.8.  Agent's Reimbursement and Indemnification.............    77
  10.9.  Rights as a Lender....................................    78
 10.10.  Lender Credit Decision................................    78
 10.11.  Successor Agent.......................................    78
 10.12.  Notice of Default.....................................    79

ARTICLE XI - SETOFF; RATABLE PAYMENTS..........................    79
  11.1.  Setoff................................................    79
  11.2.  Ratable Payments......................................    79

ARTICLE XII - BENEFIT OF AGREEMENT; ASSIGNMENTS;
  PARTICIPATIONS...............................................    80
  12.1.  Successors and Assigns................................    80
  12.2.  Participations........................................    80
12.2.1.  Permitted Participants; Effect........................    80
12.2.2.  Voting Rights.........................................    80
12.2.3.  Benefit of Setoff.....................................    81
  12.3.  Assignments...........................................    81
12.3.1.  Permitted Assignments.................................    81
12.3.2.  Effect; Effective Date................................    81
  12.4.  Dissemination of Information..........................    82
  12.5.  Tax Treatment.........................................    82

ARTICLE XIII - NOTICES.........................................    83
  13.1.  Giving Notice.........................................    83
  13.2.  Change of Address.....................................    83

ARTICLE XIV - COUNTERPARTS.....................................    83


EXHIBITS

EXHIBIT "A-1" - COMMITTED NOTE

EXHIBIT "A-2" - COMPETITIVE BID NOTE

EXHIBIT "B" - COMPETITIVE BID QUOTE REQUEST

EXHIBIT "C" - INVITATION FOR COMPETITIVE BID QUOTES

EXHIBIT "D" - COMPETITIVE BID QUOTE

EXHIBIT "E" - FORM OF OPINION

EXHIBIT "F" - LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

EXHIBIT "G" - COMPLIANCE CERTIFICATE

EXHIBIT "H" - ASSIGNMENT AGREEMENT

EXHIBIT "I" - SUBSIDIARY GUARANTY


SCHEDULES

SCHEDULE "1" - PERCENTAGES

SCHEDULE "2" - SUBSIDIARIES AND OTHER INVESTMENTS

SCHEDULE "3" - INDEBTEDNESS AND LIENS

SCHEDULE "4" - EXISTING FACILITY LETTERS OF CREDIT

SCHEDULE "5" - DESCRIPTION OF TRANSACTIONS

SCHEDULE "6" - PRO FORMA AND PRO FORMA ACCOUNTING PRINCIPLES

                                CREDIT AGREEMENT

     This Agreement, dated as of July 9, 1997, is among BJ's Wholesale Club, Inc., the Lenders and The First National Bank of Chicago, as Agent. The parties hereto agree as follows:

                                R E C I T A L S:

     A. The Borrower has requested the Lenders to make financial accommodations to it in the aggregate principal amount of $200,000,000, the proceeds of which the Borrower will use for the working capital and general corporate needs of the Borrower and its Subsidiaries.

     B. The Lenders are willing to extend such financial accommodations on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Agent hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     As used in this Agreement:

     "Absolute Rate" means, with respect to a Loan made by a given Lender for the relevant Absolute Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/100 of 1%) offered by such Lender and accepted by the Borrower pursuant to Section 2.4.6 hereof.

     "Absolute Rate Advance" means a borrowing hereunder consisting of the aggregate amount of the several Absolute Rate Loans made by some or all of the Lenders to the Borrower at the same time and for the same Absolute Rate Interest Period.

     "Absolute Rate Auction" means a solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to Section 2.4 hereof.

     "Absolute Rate Interest Period" means, with respect to an Absolute Rate Advance or an Absolute Rate Loan, a period of not less than seven (7) and not more than one hundred eighty (180) days commencing on a Business Day selected by the Borrower pursuant to this Agreement, but in no event extending beyond the

Termination Date. If such Absolute Rate Interest Period would end on a day which is not a Business Day, such Absolute Rate Interest Period shall end on the next succeeding Business Day.

     "Absolute Rate Loan" means a Loan which bears interest at an Absolute Rate.

     "Acquisition" means any transaction, or any series of related transactions, consummated after the Effective Date, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

     "Active Subsidiary" means a Subsidiary that has total assets of at least $500,000.

     "Advance" means a borrowing hereunder consisting of the aggregate amount of one or more Loans made on the same Borrowing Date by some or all of the Lenders to the Borrower of the same Type (or on the same interest basis in the case of Competitive Bid Advances) and, in the case of Fixed Rate Advances, for the same Interest Period and includes both a Committed Advance and a Competitive Bid Advance and the Swing Line Loans.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Agent" means The First National Bank of Chicago in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

     "Aggregate Available Commitment" means at any time the Aggregate Commitment minus the sum of (a) Facility Letter of Credit Obligations at such time and (b) the aggregate principal amount of outstanding Loans at such time.

     "Aggregate Commitment" means $200,000,000, as such amount may be reduced from time to time pursuant to the terms hereof.

     "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4 hereof; provided, however, that for purposes of all computations required to be made with respect to compliance by the Borrower with Section 6.20, such term shall mean generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with those used in preparing the Financial Statements.

     "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

     "Alternate Base Rate Advance" means an Advance which bears interest at the Alternate Base Rate.

     "Alternate Base Rate Loan" means a Loan which bears interest at the Alternate Base Rate.

     "Applicable Margin" means, at any date of determination thereof with respect to any Eurodollar Committed Advance, the facility fees payable pursuant to Section 2.7.1 hereof and the Facility Letter of Credit Fees, the respective rates per annum or percentages, as applicable, for such Eurodollar Committed Advance, facility fees and Facility Letter of Credit Fees calculated in accordance with the terms of Section 2.3.4 hereof.

     "Arranger" means First Chicago Capital Markets, Inc. and its successors.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Authorized Officer" means any of the Chairman, President, Chief Financial Officer, Treasurer, Controller or any Vice President-Finance of the Borrower, acting singly, as such Authorized Officers may be modified from time to time in writing by the Agent and a then existing Authorized Officer of the Borrower.

     "Borrower" means BJ's Wholesale Club, Inc., a Delaware corporation, and its successors and assigns.

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Borrowing Notice" is defined in Section 2.10 hereof.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

     "Capital" means, as of any date of determination, the sum of Net Worth plus Funded Debt.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Change" is defined in Section 2.18.2 hereof.

     "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert (a "group"), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 40% or more of the outstanding shares of voting stock of the Borrower.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commercial Letter of Credit" means a trade or commercial Facility Letter of Credit issued by an Issuing Bank pursuant to Article III.

     "Commitment" means, for each Lender, the obligation of such Lender to make Committed Loans and participate in Facility Letters of Credit not exceeding the amount set forth opposite its name on Schedule 1 or as set forth in any Notice of Assignment relating to any assignment which has become effective pursuant to
Section 12.3.2 hereof, as such amount may be modified from time to time pursuant to the terms hereof.

     "Committed Advance" means a borrowing hereunder consisting of the aggregate amount of the several Committed Loans made by the Lenders to the Borrower at the same time, of the same Type and, in the case of Eurodollar Committed Advances, for the same Interest Period.

     "Committed Borrowing Notice" is defined in Section 2.3.5 hereof.

     "Committed Loan" means a Loan made by a Lender pursuant to Section 2.3 hereof.

     "Committed Note" means a promissory note in substantially the form of Exhibit "A-1" hereto, with appropriate insertions, duly executed and delivered to the Agent by the Borrower for the account of a Lender and payable to the order of such Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Competitive Bid Acceptance Notice" is defined in Section 2.4.6 hereof.

     "Competitive Bid Advance" means a borrowing hereunder consisting of the aggregate amount of the several Competitive Bid Loans made by some or all of the Lenders to the Borrower at the same time, at the same interest basis, and for the same Interest Period.

     "Competitive Bid Loan" means a Eurodollar Bid Rate Loan or an Absolute Rate Loan, as the case may be.

     "Competitive Bid Margin" means the margin above or below the applicable Eurodollar Base Rate offered for a Eurodollar Bid Rate Loan, expressed as a percentage (rounded to the nearest 1/100 of 1%) to be added or subtracted from such Eurodollar Base Rate.

     "Competitive Bid Note" means a promissory note in substantially the form of Exhibit "A-2" hereto, with appropriate insertions, duly executed and delivered to the Agent by the Borrower for the account of a Lender and payable to the order of such Lender, including any amendment, modification, renewal or replacement of such promissory note.

     "Competitive Bid Quote" means a Competitive Bid Quote substantially in the form of Exhibit "D" hereto completed and delivered by a Lender to the Agent in accordance with Section 2.4.4 hereof.

     "Competitive Bid Quote Request" means a Competitive Bid Quote Request substantially in the form of Exhibit "B" hereto completed and delivered by the Borrower to the Agent in accordance with Section 2.4.2 hereof.

     "Condemnation" is defined in Section 7.8 hereof.

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract (but does not include (i) any application for a Letter of Credit or (ii) obligation of any Person to pay the purchase price of real estate, subject to the satisfaction of customary conditions precedent, contracted for in the ordinary course of business or (iii) the indemnification by Borrower of any liabilities which the TJX Companies, Inc. ("TJX") may incur with respect to those certain real estate leases of HomeBase, Inc. as provided for in the Indemnification Agreement dated April 18, 1997 between the Borrower and TJX, unless Borrower has received written notice from TJX seeking enforcement of, or payment under, such indemnification).

     "Conversion/Continuation Notice" is defined in Section 2.3.6 hereof.

     "Convertible Subordinated Debt" means that certain $108,600,000 of 6.5% Convertible Subordinated Debentures Due 2002 issued pursuant to an Indenture, dated as of July 1, 1992, between Waban Inc. as issuer and Bank of America Illinois (f/k/a Continental Bank, National Association), as Trustee.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes. The Corporate Base Rate is a reference rate and does not necessarily represent the lowest or best rate of interest actually charged to any customer. First Chicago may make commercial loans or other loans at rates of interest at, above or below the Corporate Base Rate.

     "Current Maturities" means, as of any date of determination, the sum of all amounts which were due and payable within 12 months prior to such date with respect to any Indebtedness with an original term in excess of one year (it being understood that Indebtedness under this Agreement shall not be included), all determined on a consolidated basis for the Borrower and its Subsidiaries.

     "Default" means an event described in Article VII.

     "Distribution" means the distribution by Waban Inc. to its shareholders of all the outstanding shares of common stock of the Borrower.

     "EBITR" means, for any period, earnings before interest expense, income taxes and Rentals, all determined on a consolidated basis for the Borrower and its Subsidiaries.

     "Effective Date" is defined in Section 4.1 hereof.

     "ERISA" means the Employee Retirement Income Security Act of l974, as amended from time to time, and any rule or regulation issued thereunder.

     "Eurodollar Advance" means a Eurodollar Committed Advance or a Eurodollar Bid Rate Advance, as applicable.

     "Eurodollar Auction" means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins pursuant to Section 2.4 hereof.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the rate determined by the Agent to be the rate at which deposits in U.S. dollars are offered by First Chicago to first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of First Chicago's relevant Eurodollar Loan, or, in the case of a Eurodollar Bid Rate Advance, the amount of the Eurodollar Bid Rate Advance requested by the Borrower, and having a maturity approximately equal to such Eurodollar Interest Period.

     "Eurodollar Bid Rate" means, with respect to a Eurodollar Bid Rate Loan made by a given Lender for the relevant Eurodollar Interest Period, the sum of
(i) the Eurodollar Base Rate and (ii) the Competitive Bid Margin offered by such Lender and accepted by the Borrower pursuant to Section 2.4.6 hereof.

     "Eurodollar Bid Rate Advance" means a Competitive Bid Advance which bears interest at a Eurodollar Bid Rate.

     "Eurodollar Bid Rate Loan" means a Competitive Bid Loan which bears
interest at a Eurodollar Bid Rate.   "Eurodollar Committed Advance" means an
Advance which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.3 hereof.

     "Eurodollar Committed Loan" means a Loan which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.3 hereof.

     "Eurodollar Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

     "Eurodollar Loan" means a Eurodollar Committed Loan or a Eurodollar Bid Rate Loan, as applicable.

     "Eurodollar Rate" means, with respect to a Eurodollar Committed Advance for the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by
(b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (ii) the Applicable Margin; provided, however, if the Applicable Margin for Eurodollar Rate Loans adjusts during any Interest Period, the Eurodollar Rate shall change to give effect to such adjustment when and as such Applicable Margin adjusts. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

     "Execution Date" means the date of July 9, 1997.

     "Facility Fee" is defined in Section 2.7.1 hereof.

     "Facility Letter of Credit" means an irrevocable Letter of Credit issued
(i) prior to the Effective Date and listed on Schedule "4" hereto or (ii) by an Issuing Bank pursuant to Section 3.1 hereof.

     "Facility Letter of Credit Fee" is defined in Section 3.8 hereof.

     "Facility Letter of Credit Obligations" means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrower with respect to Facility Letters of Credit, including the sum of (a) the Reimbursement Obligations and (b) the aggregate undrawn face amount of the then outstanding Facility Letters of Credit.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     "Financial Statement" is defined in Section 5.4 hereof.

     "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

     "Fixed Charge Coverage Ratio" means a ratio of (i) EBITR for such fiscal quarter and the three immediately preceding fiscal quarters to (ii) the sum of interest expense and Rentals for such fiscal quarter and the three immediately preceding fiscal quarters plus Current Maturities as of the end of such fiscal quarter, all determined on a consolidated basis for the Borrower and its Subsidiaries.

     "Fixed Rate" means the Eurodollar Rate, the Eurodollar Bid Rate or the Absolute Rate.

     "Fixed Rate Advance" means an Advance which bears interest at a Fixed Rate.

     "Fixed Rate Loan" means a Loan which bears interest at a Fixed Rate.

     "Funded Debt" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (i) the outstanding principal amount of all Indebtedness plus (ii) the product of eight (8) times Rentals (for the twelve (12) months prior to the date of determination.

     "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, which are secured by Liens or payable out of specified proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) net liabilities under Rate Hedging Obligations, (vii) unreimbursed draws under Letters of Credit and (viii) Contingent Obligations.

     "Interest Period" means a Eurodollar Interest Period or an Absolute Rate Interest Period.

     "Investment" of a Person means any loan, advance (other than advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, membership interests, notes, debentures or other securities of any other Person made by such Person.

     "Investment Subsidiary" means Natick Security Corp., a Massachusetts corporation and a Wholly-Owned Subsidiary of the Borrower, and its successors.

     "Invitation for Competitive Bid Quotes" means an Invitation for Competitive Bid Quotes substantially in the form of Exhibit "C" hereto, completed and delivered by the Agent to the Lenders in accordance with Section 2.4.3 hereof.

     "Issuance Date" is defined in Section 3.4(a)(2) hereof.

     "Issuance Notice" is defined in Section 3.4(c) hereof.

     "Issuing Bank" means, with respect to each Facility Letter of Credit, First Chicago or such other Lender selected by the Borrower to issue such Facility Letter of Credit so long as such other Lender consents to act in such capacity.

     "LC Factor" is a fraction (i) the numerator of which is (y) for the initial payment of the Facility Letter of Credit Fee for any specific Facility Letter of Credit, the number of days subsequent to the Issuance Date of such Facility Letter of Credit to and including the first Payment Date and (z) for subsequent payments of the Facility Letter of Credit Fee for any specific Facility Letter of Credit, the number of days subsequent to the Payment Date on which the Facility Letter of Credit Fee was last paid for such Facility Letter of Credit to and including the next Payment Date, the Termination Date or the expiration date of such Facility Letter of Credit, as applicable, and (ii) the denominator of which is 360.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

     "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

     "Letter of Credit Request" is defined in Section 3.4(a) hereof.

     "Level I Status" is defined in Section 2.3.4 hereof.

     "Level II Status" is defined in Section 2.3.4 hereof.

     "Level III Status" is defined in Section 2.3.4 hereof.

     "Level IV Status" is defined in Section 2.3.4 hereof.

     "Level V Status" is defined in Section 2.3.4 hereof.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loans" means, collectively, the Swing Line Loans, Fixed Rate Loans and Alternate Base Rate Loans and "Loan" means use of the Loans.

     "Loan Documents" means this Agreement, the Note and the Facility Letters of Credit.

     "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or
(iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

     "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

     "Net Income" means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period determined in conformity with Agreement Accounting Principles; provided, however, that to the extent reported as a separate item on the Borrower's financial statements delivered pursuant to Section 6.1 hereof, there shall be excluded (i) the income (or loss) of any Affiliate of the Borrower or other Person (other than a Subsidiary of the Borrower) in which any Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower, or any of its Subsidiaries by such Affiliate or other Person during such period and (ii) the income (or loss) of any Person accrued prior to the date such

Person becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person's assets are acquired by the Borrower or any of its Subsidiaries.

     "Net Worth" means the aggregate amount of shareholders equity as determined from a consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with Agreement Accounting Principles.

     "Non-Excluded Taxes" is defined in Section 2.19 hereof.

     "Notes" means, collectively, the Competitive Bid Notes, the Committed Notes and the Swing Line Note; and "Note" means any one of the Notes.

     "Notice of Assignment" is defined in Section 12.3.2 hereof.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, the Facility Letter of Credit Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under the Loan Documents.

     "Participants" is defined in Section 12.2.1 hereof.

     "Payment Date" means the last day of each March, June, September and December.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Percentage" means, for each Lender the percentage set forth opposite its name on Schedule "1" attached hereto, as such percentage (and such schedule) may be modified from time to time pursuant to the terms hereof, including but not limited to the provisions of Section 12.3.2 hereof. Ratable and ratably, as used herein, shall have correlative meanings.

     "Permitted Investments" means Investments in any of the following:

     (i) Short-term obligations of, or fully guaranteed by, the United States of America;

     (ii) Commercial paper rated A-2 or better by Standard and Poor's Corporation or P-2 or better by Moody's Investors Service, Inc. and securities commonly known as "short-term bank notes" issued by any Lender denominated in United States dollars which at the time of purchase have been rated and the ratings for which are not less than P-2 if rated by Moody's Investors Services, Inc., and not less than A-2 if rated by Standard and Poor's Corporation;

     (iii) Demand deposit accounts maintained in the ordinary course of business;

     (iv) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000;

     (v) Tax-free government securities rated "A" or better as rated by Standard and Poor's Corporation or Moody's Investors Service, Inc. and government securities mutual funds which have a weighted average life of less than two (2) years;

     (vi) Corporate debt securities rated "A" or better as rated by Standard and Poor's Corporation or Moody's Investors Service, Inc. that mature within two (2) years from the date the Investment is made by the Borrower or any of its Subsidiaries;

     (vii) Collateralized mortgage obligations rated "A" or better as rated by Standard and Poor's Corporation or Moody's Investors Service, Inc. with an average life less than two (2) years; provided that after giving effect to any such Investment, the aggregate cost of all such Investments does not exceed $25,000,000;

     (viii) Money market preferred stock investments rated "A" or better as rated by Standard and Poor's Corporation or Moody's Investors Service, Inc.; provided that after giving effect to any such Investment, the aggregate cost of all such Investments does not exceed $25,000,000;

     (ix) Repurchase agreements relating to a security which is rated "A" or better as rated by Standard and Poor's Corporation or Moody's Investors Service, Inc. that mature within two (2) years from the date the Investment is made by the Borrower or any of its Subsidiaries; provided that after giving effect to any such Investment, the aggregate cost of all such Investments does not exceed $25,000,000; and

     (x) Tax free government securities rated "SP2" or better by Standard and Poor's Corporation or "MIG2" or better by Moody's Investors Service, Inc. with an average life of less than two (2) years; provided, that after giving effect to any such Investment, the aggregate cost of all such Investments does not exceed $25,000,000.

     "Person" means any natural person, corporation, firm, joint venture, limited liability company, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

     "Pro Forma" is defined in Section 5.4 hereof.

     "Pro Forma Accounting Principles" means Agreement Accounting Principles as modified as set forth in Schedule "6" hereto to reflect pro forma adjustments required due to the Transactions.

     "Prior Agreement" means the Credit Agreement dated as of April 4, 1995 among Waban Inc., The First National Bank of Chicago, as agent, and the Lenders party thereto, as amended through the Effective Date.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Purchasers" is defined in Section 12.3.1 hereof.

     "Rate Hedging Agreements" of a Person means (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

     "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under Rate Hedging
Agreements.   "Real Estate Subsidiary" means any Wholly-Owned Subsidiary of the
Borrower existing on the Effective Date or formed after the Effective Date (A) for the purpose of (i) purchasing, developing and/or carrying real estate or lending money to the Borrower which is secured by real estate or (ii) acting as a holding company for Subsidiaries which purchase, develop and/or carry real estate, (B) which conducts no business other than that which is incidental to
(i) purchasing, developing and/or carrying real estate or lending money to the Borrower which is secured by real estate and (C) which owns no significant assets other than real estate, Subsidiaries which are Real Estate Subsidiaries or mortgages on real estate owned by the Borrower.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by Persons other than banks, brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of such Board of Governors relating to the extension of credit by securities brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by the specified lenders for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Reimbursement Obligations" means, at any time, the aggregate of the obligations of the Borrower to the Lenders, the Issuing Banks and the Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Banks and the Agent under or in respect of the Facility Letters of Credit.

     "Rentals" means all rental expense of the Borrower and its Subsidiaries under operating leases.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section
412(d) of the Code.

     "Required Lenders" means Lenders whose Commitments, in the aggregate, are equal to at least 60% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 60% of the sum of (i) the aggregate unpaid principal amount of the outstanding Advances plus (ii) the Facility Letter of Credit Obligations.

     "Reserve Requirement" means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Risk-Based Capital Guidelines" is defined in Section 2.18.2 hereof.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Senior Notes" means the certain $12,000,000 9.58% unsecured senior notes due May 31, 1998.

     "Senior Subordinated Debt" means that certain $100,000,000 of 11% Senior Subordinated Notes due May 15, 2004 issued pursuant to an Indenture, dated as of May 11, 1994, between Waban Inc., as Issuer and The First National Bank of Boston, as Trustee.

     "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     "Solvent" means, when used with respect to a Person, that (a) the fair saleable value of the assets of such Person is in excess of the total amount of the present value of its liabilities (including for purposes of this definition all liabilities (including loss reserves as determined by such Person), whether or not reflected on a balance sheet prepared in accordance with Agreement Accounting Principles and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) such Person is able to pay its debts or obligations in the ordinary course as they mature and (c) such Person does not have unreasonably small capital to carry out its business as conducted and as proposed to be conducted. "Solvency" shall have a correlative meaning.

     "Standby Letter of Credit" means a Facility Letter of Credit which is not a Commercial Letter of Credit.

     "Status" means, at any date of determination thereof, whichever of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists at such date.

     "Subordinated Indebtedness" means the Convertible Subordinated Debt and the Senior Subordinated Debt.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled or of which such Person, directly or indirectly, is the general partner. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Subsidiary Guaranty" means that certain Guaranty, in the form of Exhibit I hereto, to be executed and delivered by the applicable Subsidiaries in favor of the Agent, on behalf of the Lenders, as and when required by Section 6.21 hereof, as the same may be amended, supplemented or otherwise modified from time to time.

     "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made.

     "Swing Line Bank" means First Chicago.

     "Swing Line Loan" means a Loan made by the Swing Line Bank pursuant to
Section 2.6 hereof.

     "Swing Line Note" means a promissory note substantially in the form of Exhibit A-3 hereto, with appropriate insertions, duly executed and delivered to the Agent by the Borrower and payable to the order of the Swing Line Bank in the amount of $10,000,000, including any amendment, modification, renewal or replacement of such promissory note.

     "Swing Line Option" means the ability of the Swing Line Bank to make Swing Line Loans hereunder, if it chooses to do so in its sole discretion, in an aggregate amount at any one time outstanding not to exceed $10,000,000, as the same may be terminated or permanently reduced from time to time hereunder. The Swing Line Option will automatically and permanently terminate on the Termination Date.

     "Tangible Net Worth" means Net Worth minus Intangible Assets.   For
purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining Net Worth) of (i) all write-ups (other than write-ups resulting from foreign currency translations or from increases in the value of Permitted Investments owned by the Borrower or the Investment Subsidiary) subsequent to January 25, 1997 in the book value of any asset owned by the Borrower or a consolidated Subsidiary, (ii) all investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

     "Termination Date" means July 9, 2002, or such earlier date on which the Agreement is terminated by the parties hereto.

     "Trademark Subsidiaries" means Natick Corporation, a Delaware corporation, and any other Wholly-Owned Subsidiary of the Borrower formed after the Effective Date for the purpose of (i) owning trademarks and/or other intellectual property and whose income is primarily derived from royalties received from the Borrower and its Subsidiaries for the use of such trademarks and/or other intellectual property and/or (ii) owning and operating retail stores in states in which the Borrower has determined there are advantages to operating retail stores in such state through a Wholly-Owned Subsidiary.

     "Transactions" shall mean (i) the repayment of the Senior Notes, (ii) the retirement or defeasance of the Senior Subordinated Debt, (iii) the redemption or conversion of the Convertible Subordinated Debt into the Common Stock of Waban Inc. and (iv) the Distribution.

     "Transaction Documents" means the documents pursuant to which the Transactions occur and includes, without limitation the Separation and Distribution Agreement between Waban Inc. and the Borrower, Services Agreement between Waban Inc. and the Borrower, Tax Sharing Agreement between Waban Inc. and the Borrower, Employee Benefit Agreement between Waban Inc. and the Borrower, and Proxy Statement/Prospectus dated June 6, 1997.

     "Transferee" is defined in Section 12.4 hereof.

     "Type" means, with respect to any Loan or Advance, its nature as an Alternate Base Rate Advance or Loan, Eurodollar Committed Advance or Loan, Eurodollar Bid Rate Advance or Loan or Absolute Rate Advance or Loan.

     "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Unfunded Swing Line Loans" is defined in Section 2.6(d) hereof.

     "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which (other than director qualifying shares) shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references to a "Wholly-Owned Subsidiary" shall mean a Wholly-Owned Subsidiary of the Borrower.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                   ARTICLE II

                                  THE CREDITS

      2.1. Description of Facility. Upon the terms and subject to the conditions set forth in this Credit Agreement, the Lenders hereby grant to the Borrower a revolving credit facility pursuant to which: (i) each Lender severally agrees to make Committed Loans to the Borrower in accordance with
Section 2.3; and (ii) each Lender may, in its sole discretion, make bids to make Competitive Bid Loans to the Borrower in accordance with Section 2.4; provided that in no event may the sum of the aggregate principal amount of all outstanding Advances plus the amount of Facility Letter of Credit Obligations exceed the Aggregate Commitment.

      2.2. Availability of Facility. Subject to all of the terms and conditions of this Agreement, the facility is available from the Effective Date to the Termination Date, and the Borrower may borrow, repay and reborrow at any time prior to the Termination Date.

      2.3.      Committed Advances.

          2.3.1. Commitment. From and including the Effective Date and prior to the Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Committed Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding (after giving effect to the intended use of proceeds of any Committed Advance used to repay any outstanding Reimbursement Obligations or Swing Line Loans) an amount equal to such Lender's Percentage of the Aggregate Available Commitment. The Commitments to lend hereunder shall expire on the Termination Date.

          2.3.2. Ratable Loans; Types of Advances. Each Committed Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. The Committed Advances may be Alternate Base Rate Advances or Eurodollar Committed Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.3.5 and 2.3.6; provided, however, that there shall not be more than six Eurodollar Committed Advances outstanding at any one time. Committed Advances shall be evidenced by the Committed Notes.

          2.3.3. Minimum Amount of Each Committed Advance. Each Committed Advance shall be in the minimum amount of $3,000,000 (and in multiples of $500,000 if in excess thereof); provided, however, that any Alternate Base Rate Advance may be in the amount of the unused Aggregate Available Commitment.

          2.3.4. Applicable Margin. The Applicable Margin set forth below with respect to each Committed Advance and for Facility Fees and Facility Letter of Credit Fees payable hereunder, shall be subject to adjustment (upwards or downwards, as appropriate) based on the Borrower's Status as at the end of each fiscal quarter in accordance with the table set forth below. The Borrower's Status as at the last day of each fiscal quarter shall be determined from the then most recent annual or quarterly financial statements of the Borrower delivered with the compliance certificate required pursuant to Section 6.1(iii) (collectively, the "Financials"). The adjustment, if any, to the Applicable Margin shall take place on, and be effective from and after, the fifth Business Day following the date on which the Agent has received the Financials. In the event that the Borrower shall at any time fail to furnish to the Lenders the Financials within the time limitations specified by Section 6.1, then the Borrower's Status shall be Level V Status from the date of such failure until five Business Days after such Financials are so delivered. Notwithstanding anything to the contrary contained herein, the Borrower's Status from the Execution Date until the delivery of the audited Financials required pursuant to
Section 6.1(a) hereof, shall be Level III Status, unless the Borrower's Status becomes Level IV or Level V Status as determined from the quarterly Financials delivered pursuant to Section 6.1.


Applicable Margin    Level I   Level II   Level III   Level IV   Level V
                     Status    Status     Status      Status     Status
Eurodollar Rate          250%       275%        300%       375%      450%
Facility Letter
  of Credit Fee          250%       275%        300%       375%      450%
Facility Fee             100%       125%        150%       175%      200%

For purposes of this Agreement, the Borrower's Status will be determined based on the following definitions:

     "Level I Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the Financials, the Fixed Charge Coverage Ratio is greater than or equal to 3.50 to 1.0.

     "Level II Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the Financials, (i) the requirements necessary to achieve Level I Status shall not have been satisfied and (ii) the Fixed Charge Coverage Ratio is greater than or equal to 3.00 to 1.0.

     "Level III Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the Financials, (i) the requirements necessary to achieve Level II status shall not have been satisfied and (ii) the Fixed Charge Coverage Ratio is greater than or equal to 2.50 to 1.0.

     "Level IV Status" exists any date if, as of the last day of the fiscal quarter of the Borrower referred to in the Financials, (i) the requirements necessary to achieve Level III status shall not have been satisfied and (ii) the Fixed Charge Coverage Ratio is greater than or equal to 2.00 to 1.0.

     "Level V Status" exists at any date if the requirements necessary to achieve Level I Status, Level II Status, Level III Status or Level IV Status shall not have been satisfied.

          2.3.5. Method of Selecting Types and Interest Periods for New Committed Advances. The Borrower shall select the Type of Committed Advance, and in the case of each Eurodollar Committed Advance the Interest Period applicable thereto, for each such Committed Advance; provided, however, that for a period of forty-five (45) days after the Effective Date (or for such shorter period as the Agent may agree), the Borrower will keep all of the Loans in a Eurodollar Advance with a one month Interest Period and with the same maturity date, or in a combination of Alternate Base Rate Advances and one Eurodollar Advance meeting the qualifications set forth above. The Borrower shall give the Agent irrevocable notice (a "Committed Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date for each Alternate Base Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Committed Advance, specifying:

                (i) the Borrowing Date, which shall be a Business Day, of such Committed Advance,

                (ii) the aggregate amount of such Committed Advance,

                (iii)    the Type of Committed Advance selected, and

                (iv) in the case of each Eurodollar Committed Advance, the Interest Period applicable thereto.

          2.3.6. Conversion and Continuation of Outstanding Committed Advances. Alternate Base Rate Advances shall continue as Alternate Base Rate Advances unless and until such Alternate Base Rate Advances are converted into Eurodollar Committed Advances. Each Eurodollar Committed Advance shall continue as a Eurodollar Committed Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Committed Advance shall be automatically converted into an Alternate Base Rate Advance unless such Eurodollar Committed Advance is paid by the Borrower or the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Committed Advance continue as a Eurodollar Committed Advance for the same or another Interest Period. Subject to the terms of Section 2.3.3, the Borrower may elect from time to time to convert all or any part of an Alternate Base Rate Advance into a Eurodollar Committed Advance. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Alternate Base Rate Advance or continuation of a Eurodollar Committed Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

                (i) the requested date, which shall be a Business Day, of such conversion or continuation;

                (ii) the aggregate amount and Type of the Committed Advance which is to be converted or continued; and

          (iii) the amount and Type(s) of Committed Advance(s) into which such Committed Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Committed Advance, the duration of the Interest Period applicable thereto.

      2.4.      Competitive Bid Advances.

          2.4.1. Competitive Bid Option; Repayment of Competitive Bid Advances. In addition to Committed Advances pursuant to Section 2.3, but subject to all of the terms and conditions of this Agreement (including, without limitation, the limitation set forth in Section 2.1 as to the maximum aggregate principal amount of all outstanding Advances hereunder), the Borrower may, as set forth in this Section 2.4, request the Lenders, prior to the Termination Date, to make offers to make Competitive Bid Advances to the Borrower. Each Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.4. No Lender shall at any time be liable for the Competitive Bid Loans of any other Lender made hereunder. Competitive Bid Advances shall be evidenced by the Competitive Bid Notes. Each Competitive Bid Advance shall be repaid in full by the Borrower on the last day of the Interest Period applicable thereto.

          2.4.2. Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.4, the Borrower shall transmit to the Agent by telecopy a Competitive Bid Quote Request so as to be received no later than (x) 10:00 a.m., Chicago time, at least five Business Days prior to the Borrowing Date proposed therein, in the case of a Eurodollar Auction, or (y) 9:00 a.m., Chicago time, at least one Business Day prior to the Borrowing Date proposed therein, in the case of an Absolute Rate Auction, specifying in accordance with all of the terms of this Credit
Agreement:

                (i) the proposed Borrowing Date for the proposed Competitive Bid Advance;

                (ii) the aggregate principal amount of such Competitive Bid Advance;

          (iii) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or an Absolute Rate, or both; and

                (iv) the Interest Period applicable thereto.

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period and for a Eurodollar Auction and an Absolute Rate Auction in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Business Days (or upon reasonable prior notice to the Lenders, such other number of days as the Borrower and the Agent may agree) of any other Competitive Bid Quote Request. Each Competitive Bid Quote Request shall be in a minimum amount of $5,000,000 or a larger multiple of $1,000,000. A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit "B" hereto shall be rejected, and the Agent shall promptly notify the Borrower of such rejection by telecopy.

          2.4.3. Invitation for Competitive Bid Quotes. Promptly upon receipt of a Competitive Bid Quote Request that is not rejected pursuant to
Section 2.4.2, the Agent shall send to each of the Lenders by telecopy an Invitation for Competitive Bid Quotes which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.4.

           2.4.4.   Submission and Contents of Competitive Bid Quotes.

          (a) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.4.4 and must be submitted to the Agent by telecopy at its offices specified in or pursuant to Article XIII not later than (i) (A) 12:45 p.m., Chicago time, in the case of First Chicago and
(B) 1:00 p.m., Chicago time, in the case of each other Lender, at least four Business Days prior to the proposed Borrowing Date in the case of a Eurodollar Auction, or (ii) (A) 8:45 a.m., Chicago time, in the case of First Chicago and
(B) 9:00 a.m., Chicago time, in the case of each other Lender, on the proposed Borrowing Date in the case of an Absolute Rate Auction (or, in any such case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Agent may agree; provided that First Chicago shall always be required to submit its Competitive Bid Quotes not less than fifteen minutes prior to the other Lenders). Subject to Articles IV and VIII, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

          (b) Each Competitive Bid Quote shall in any case specify: (i) the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes; (ii) the principal amount of the Competitive Bid Loan for which each such offer is being made, (1) which principal amount may be greater than, less than or equal to the Commitment of the quoting Lender, but in no case greater than the unutilized Aggregate Available Commitment, (2) which principal amount must be at least $5,000,000 and in integral multiples of $1,000,000, and (3) which principal amount may not exceed the principal amount of Competitive Bid Loans for which offers were requested; (iii) in the case of a Eurodollar Auction, the Competitive Bid Margin offered for each such Competitive Bid Loan; (iv) the minimum or maximum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower; (v) in the case of an Absolute Rate Auction, the Absolute Rate offered for each such Competitive Bid Loan; (vi) the applicable Interest Period; and (vii) the identity of the quoting Lender.

          (c) The Agent shall reject any Competitive Bid Quote that: (i) is not substantially in the form of Exhibit "D" hereto or does not specify all of the information required by Section 2.4.4(b); (ii) contains qualifying, conditional or similar language, other than any such language contained in Exhibit "D" hereto; (iii) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or (iv) arrives after the time set forth in Section 2.4.4(a).

          (d) If any Competitive Bid Quote shall be rejected pursuant to Section 2.4.4(c), then the Agent shall notify the Borrower and the relevant Lender of such rejection as soon as practicable.

          2.4.5. Notice to Borrower. The Agent shall promptly notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.4.4 and (ii) of any Competitive Bid Quote that is in accordance with Section 2.4.4 and amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Agent's notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Competitive Bid Margins or Absolute Rates, as the case may be, so offered.

          2.4.6. Acceptance and Notice by Borrower. Subject to the receipt of the notice from the Agent referred to in Section 2.4.5, not later than (i) 10:00 a.m. (Chicago time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (ii) 10:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction, the Borrower shall notify the Agent of the Borrower's acceptance or rejection of the offers so notified to it pursuant to Section 2.4.5; provided, however, that the failure by the Borrower to give such notice to the Agent shall be deemed to be a rejection by the Borrower of all such offers. In the case of acceptance, such notice (a "Competitive Bid Acceptance Notice") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept or reject any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.4.4(b)(iv)); provided that:

          (i) the aggregate principal amount of each Competitive Bid Advance may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

          (ii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Absolute Rates, as the case may be; and

          (iii) the Borrower may not accept any offer of the type described in Section 2.4.4(c) or that otherwise fails to comply with the requirements of this Agreement for the purpose of obtaining a Competitive Bid Loan under this Agreement.

          2.4.7. Allocation by the Agent. If offers are made by two or more Lenders with the same Competitive Bid Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are permitted to be accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Lenders as nearly as possible (in such multiples as the Agent may deem appropriate) in proportion to the aggregate principal amount of such offers; provided, however, that no Lender shall be allocated a portion of any Competitive Bid Advance which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Agent shall promptly, but in any event on the same Business Day in the case of Eurodollar Bid Rate Advances, and by 11:00 a.m. (Chicago time) on the same Business Day in the case of Absolute Rate Advances, notify each Lender of its receipt of a Competitive Bid Acceptance Notice and the aggregate principal amount of each Competitive Bid Advance allocated to each participating Lender.

      2.5. Method of Borrowing. On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, not later than noon, Chicago time, in funds immediately available to the Agent, in Chicago, Illinois at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address. Notwithstanding the foregoing provisions of this Section 2.5, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

      2.6.      Swing Line Loans.

          (a) On the terms and subject to the conditions and relying upon the representations and warranties of the Borrower herein set forth, the Swing Line Bank may, in its sole discretion at any time and from time to time from and including the Effective Date to but excluding the earlier of the Termination Date and the termination of the Commitments or the Swing Line Option, in accordance with the terms hereof, make Swing Line Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed the least of
(i) the amount of the Swing Line Option, (ii) an amount equal to the Aggregate Available Commitment at such time and (iii) an amount equal to the Commitment of First Chicago as set forth on Schedule I less the sum of (a) the aggregate outstanding principal amount of Loans made by First Chicago plus, (b) its Percentage interest in all Facility Letter of Credit Obligations ("Swing Line Availability"). All Swing Line Loans shall be in a minimum amount of $750,000 and in any integral multiple of $500,000 if in excess thereof and shall bear interest at the Alternate Base Rate. In no event shall any Swing Line Loan be made hereunder if (i) the Agent or the Swing Line Bank shall have received notice from any Lender prior to making any such Swing Line Loan that a condition specified in Section 4.1 or 4.2 has not been satisfied and (ii) such condition shall not have been subsequently waived in compliance with Section 8.2.

          (b) The Borrower shall give the Swing Line Bank (with a copy to the Agent) telephonic, written or telecopy notice (in the case of telephonic notice, such notice shall be promptly confirmed in writing or by telecopy) not later than 1:00 p.m., Chicago time, on a day of a proposed Swing Line Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested Borrowing Date (which shall be a Business Day) and amount of such Swing Line Loan. The Swing Line Bank may, in its sole discretion by 2:00 p.m., Chicago time, on the requested Borrowing Date, make the requested Swing Line Loan by crediting the principal amount thereof, in immediately available funds, to the account of the Borrower maintained with the Swing Line Bank, unless such Loan shall not occur on such date because any condition precedent herein specified shall not have been met or the Swing Line Bank elects in its sole discretion not to make such Swing Line Loan.

          (c) Notwithstanding the occurrence of any Default or noncompliance with the conditions precedent set forth in Article IV, if (i) any Swing Line Loans aggregating $2,000,000 or more shall remain outstanding at 10:00 a.m., Chicago time, on the fifth Business Day following the Borrowing Date thereof and if by such time on such fifth Business Day the Agent shall have received neither
(A) a Borrowing Notice delivered by the Borrower pursuant to Section 2.12 requesting that Alternate Base Rate Loans be made pursuant to Section 2.3 on the immediately succeeding Business Day in an amount at least equal to the aggregate principal amount of such Swing Line Loans nor (B) any other notice satisfactory to the Swing Line Bank indicating the Borrower's intent to repay all such Swing Line Loans on or before the immediately succeeding Business Day with funds obtained from other sources, or (ii) on any date the Swing Line Bank in its sole discretion shall so request with respect to the outstanding Swing Line Loans, the Agent shall be deemed to have received a Borrowing Notice from the Borrower pursuant to Section 2.9 requesting that a Committed Advance of Alternate Base Rate Loans be made pursuant to Section 2.3 on such immediately succeeding Business Day in an amount equal to the aggregate principal amount of and interest on such Swing Line Loans, and the procedures set forth in Section 2.9 shall be followed in making such Alternate Base Rate Loans, provided that the proceeds of such Alternate Base Rate Loans received by the Agent shall be immediately delivered to the Swing Line Bank and applied to the direct repayment of the Swing Line Loans. Effective on the day such Committed Loans are made, the Swing Line Loans so paid shall no longer be outstanding as Swing Line Loans and shall be outstanding as Committed Loans of the Lenders bearing interest at a rate determined by reference to the Alternate Base Rate, in accordance with the provisions of this Article II. The Borrower authorizes the Agent and the Swing Line Bank to charge the Borrower's account maintained with the Swing Line Bank (up to the amount available in such account) in order to immediately pay the amount of such Swing Line Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Swing Line Loans and interest accrued thereon. If any portion of any such amount paid (or deemed paid) to the Swing Line Bank should be recovered by or on behalf of the Borrower from the Swing Line Bank in the event of the bankruptcy or reorganization of the Borrower or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 11.2.

          (d) If, for any reason (including, without limitation, the occurrence of a Default described in Sections 7.6 or 7.7, Alternate Base Rate Loans may not be, or are not, made pursuant to paragraph (c) of this Section to repay Swing Line Loans as required by such paragraph, effective on the date such Alternate Base Rate Loans would otherwise have been made, (i) each Lender severally, unconditionally and irrevocably agrees that it shall, without regard to the occurrence of any Default, purchase a participating interest in such Swing Line Loans ("Unrefunded Swing Line Loans") in an amount equal to the amount of Alternate Base Rate Loans which would otherwise have been made by such Lender pursuant to paragraph (c) of this Section 2.6 and (ii) each Unrefunded Swing Line Loan shall commence accruing interest at the Alternative Base Rate. Each Lender will immediately transfer to the Agent, in immediately available funds, the amount of its participation, and the proceeds of such participation shall be distributed by the Agent to the Swing Line Bank in such amount as will reduce the amount of the participating interest retained by the Swing Line Bank in the Swing Line Loans to the amount of the Alternate Base Rate Loans which were to have been made by the Swing Line Bank pursuant to paragraph (c) of this Section
2.6. In the event a Lender fails to make available to the Swing Line Bank the amount of such Lender's participation as provided in this paragraph (d), the Swing Line Bank shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by the Swing Line Bank for correction of errors among banks for one Business Day and thereafter at the Alternate Base Rate then in effect. All payments in respect of Unrefunded Swing Line Loans and participations therein shall be made in accordance with Section 2.11.

          (e) Each Lender's obligation to make Committed Loans pursuant to paragraph (c) of this Section 2.6 and to purchase participating interests pursuant to paragraph (d) of this Section 2.6 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Line Bank, the Borrower or any other Person, as the case may be, for any reason whatsoever;
(ii) the occurrence or continuance of a Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries;
(iv) any breach of this Agreement by the Borrower, any of its Subsidiaries or any Lender other than a funding by the Swing Line Lender in breach of the last sentence of Section 2.6(a) or a funding by the Swing Line Lender in excess of the Swing Line Availability (but in such event only to the extent of such overfunding); or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

      2.7. Fees. In addition to the Facility Letter of Credit Fees and issuance fees identified in Section 3.8, the Borrower agrees to pay the following fees:

          2.7.1. Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender, for the period from the Execution Date to and including the Termination Date, a facility fee (the "Facility Fee") in an amount equal to the product of (i) such Lender's Commitment (whether or not used or available) times (ii) the percentage indicated as the Applicable Margin for the Facility Fee times (iii) a fraction (A) the numerator of which is (y) for the initial payment of the Facility Fee, the number of days subsequent to the Execution Date to and including the first Payment Date and (z) for all other payments of the Facility Fee, the number of days subsequent to the Payment Date on which the Facility Fee was last paid to and including the next Payment Date or Termination Date, as applicable, and (B) the denominator of which is 360, payable in arrears on each Payment Date hereafter, on the Termination Date and on the effective date of any termination of the obligations of the Lenders to make Loans and participate in Facility Letters of Credit hereunder.

          2.7.2. Agent Fees. The Borrower agrees to pay certain fees to the Agent and the Arranger on the dates and in the amounts set forth in that certain fee letter between Waban Inc., the Borrower, the Agent and the Arranger dated June 13, 1997, as it may be amended from time to time.

      2.8.      Reductions in Aggregate Commitment; Principal Payments.

          2.8.1. Reductions in Aggregate Commitment. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum aggregate amount of $5,000,000 and multiple amounts of $5,000,000, upon at least three Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the sum of
(i) the aggregate principal amount of the outstanding Advances plus (ii) the Facility Letter of Credit Obligations.

           2.8.2.   Principal Payments.

          (i) Optional Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Alternate Base Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Alternate Base Rate Advances upon one Business Day's prior notice to the Agent. A Eurodollar Committed Advance may be paid in full by the Borrower upon three Business Days' prior written notice to the Agent; provided that the Borrower compensates the Lenders as required pursuant to Section 2.18.4. A Fixed Rate Advance, other than a Eurodollar Committed Advance

(as described above), may not be paid prior to the last day of the applicable Interest Period.

          (ii) Termination. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Termination Date.
2.9. Changes in Interest Rate, etc. Alternate Base Rate Advances (including Swing Line Loans) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Committed Advance into an Alternate Base Rate Advance pursuant to Section 2.3.6 to but excluding the date it becomes due or is converted into a Eurodollar Committed Advance pursuant to Section 2.3.6 hereof, at a rate per annum equal to the Alternate Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as an Alternate Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Fixed Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Advance. No Interest Period may end after the Termination Date.

      2.10. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Sections 2.3.5 or 2.3.6, during the continuance of a Default or Unmatured Default no Advance may be made as, converted into or continued as a Eurodollar Committed Advance unless otherwise consented to by the Required Lenders. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower, declare that (i) each Fixed Rate Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and
(ii) each Alternate Base Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate otherwise applicable to the Alternate Base Rate Advance plus 2% per annum. While any such declaration is in effect, interest shall be payable in accordance with Section 2.13 and on demand.

      2.11. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to
Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (Chicago time) on the date when due and shall be applied ratably (other than with respect to Swing Line Loans) by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

      2.12. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Notes; provided, however, that neither the failure to so record nor any error in such recordation shall affect the Borrower's obligations under such Notes. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds, and authorizes the Issuing Bank to issue Facility Letters of Credit, based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.13. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Alternate Base Rate Advance shall be payable on the last day of each month, commencing with the first such date to occur after the date hereof, on any date on which the Alternate Base Rate Advance is repaid (including, with respect to Swing Line Loans, pursuant to Section 2.6(c) hereof), whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Alternate Base Rate Advance converted into a Eurodollar Committed Advance on a day other than the last day of each month shall be payable on the date of conversion. Interest accrued on each Fixed Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

      2.14. Notification by Agent. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Committed Borrowing Notice, Competitive Bid Acceptance Notice, Conversion/Continuation Notice, Letter of Credit Request, Issuance Notice and repayment notice received by it hereunder. The Agent will notify each Lender affected thereby of the interest rate applicable to each Fixed Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

      2.15. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

      2.16. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or its share of the unreimbursed amount pursuant to Section 3.6(b) or its share of Unfunded Swing Line Loans or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If the Borrower has not in fact made such payment to the Agent, the Lenders shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Effective Rate for such day. If any Lender has not in fact made such payment to the Agent, such Lender or the Borrower shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Lender, the Federal Funds Effective Rate for such day, or (b) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

      2.17.     Taxes.

          (a) Any payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes or any other tax based upon net income imposed on the Agent or any Lender by the jurisdiction in which the Agent or such Lender is incorporated or has its principal place of business. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Agent or any Lender hereunder, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in or pursuant to this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the U.S. or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this Section 2.17. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as practicable thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this
Section 2.17 shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.

          (b) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

      2.18.     Change in Circumstances.

          2.18.1. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

          (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans, its interest in the Facility Letters of Credit or other amounts due it hereunder, or

          (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Advances), or

          (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding, issuing, participating in or maintaining loans or letters of credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans or letters of credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held, letters of credit issued or participated in or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, its interest in the Facility Letters of Credit, and its Commitment; provided, however, that the Borrower shall not be liable for any such increased expense incurred or reduction in an amount received which the applicable Lender knew or reasonably should have known arose with respect to any period of time more than 120 days prior to the date that such Lender makes demand therefor.

          2.18.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such

Lender determines is attributable to this Agreement, its Loans, its interest in the Facility Letters of Credit, or its obligation to make Loans, participate in or issue Facility Letters of Credit hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the Execution Date in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Execution Date which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the Execution Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the Execution Date.

          2.18.3. Availability of Types of Advances. If any Lender determines that maintenance of any of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Agent shall suspend the availability of the affected Type of Advance and require any Eurodollar Advances of the affected Type to be repaid; or if the Required Lenders determine that (i) deposits of a type or maturity appropriate to match fund Eurodollar Advances are not available, the Agent shall suspend the availability of the affected Type of Advance with respect to any Eurodollar Advances made after the date of any such determination, or (ii) an interest rate applicable to a Type of Advance does not accurately reflect the cost of making a Eurodollar Advance of such Type, then, if for any reason whatsoever the provisions of Section 2.18.1 are inapplicable, the Agent shall suspend the availability of the affected Type of Advance with respect to any Eurodollar Advances made after the date of any such determination.

          2.18.4. Funding Indemnification. If any payment of a Fixed Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Fixed Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Advance.

          2.18.5. Mitigation of Additional Costs; Replacement of Lenders. If, in respect of any Lender, circumstances arise which would or would upon the giving of notice result in:

                (i) an increase in the liability of the Borrower to such Lender under Sections 2.18.1 or 2.18.2;

                (ii) the unavailability of a Type of Committed Advance under
Section 2.18.3; or

                (iii) a Lender being incapable of receiving payments without deduction or withholding of United States federal income tax;

then, without in any way limiting, reducing or otherwise qualifying the Borrower's obligations under any of the Sections referred to above in this
Section 2.18.5, such Lender shall promptly upon becoming aware of such circumstances notify the Agent thereof and such Lender shall, in consultation with the Agent and the Borrower and to the extent that it can do so without disadvantaging itself, take such reasonable steps as may be reasonably available to it to mitigate the effects of such circumstances (including, without limitation, the designation of an alternate Lending Installation or the transfer of its Loans to another Lending Installation). If and so long as a Lender has been unable to take, or has not taken, steps acceptable to the Borrower to mitigate the effect of the circumstances in question, such Lender shall be obliged, at the request of the Borrower, to assign all its rights and obligations hereunder to another Person nominated by the Borrower with the approval of the Agent (which shall not be unreasonably withheld) and willing to participate in the facility in place of such Lender; provided that such Person satisfies all of the requirements of this Agreement including, but not limited to, providing the forms required by Sections 2.16 and 12.3.2 and, except with the consent of the selling Lender, such Person purchases such rights and obligations for an amount not less than the par value of the Obligations which are owed to such Lender. Notwithstanding any such assignment, the obligations of the Borrower under Sections 2.18.1, 2.18.2 and 9.7 shall survive any such assignment and be enforceable by such Lender.

          2.18.6. Lender Statements; Survival of Indemnity. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Sections 2.18.1, 2.18.2 or 2.18.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement; provided, however, that no amount shall be payable by the Borrower pursuant to Section 2.18.1, 2.18.2 or 2.18.4 with respect to any period commencing more than 120 days before the applicable Lender knew or reasonably should have known that amounts are owed to it pursuant to such Sections. The obligations of the Borrower under Sections 2.18.1, 2.18.2 and
2.18.4 shall survive payment of the Obligations and termination of this Agreement.

                                  ARTICLE III

                        THE LETTER OF CREDIT SUBFACILITY

      3.1. Obligation to Issue. On the terms and subject to the conditions of this Agreement and relying upon the representations and warranties of the Borrower herein set forth, each Issuing Bank hereby agrees to issue for the account of the Borrower through such of the Issuing Bank's branches as it and the Borrower may jointly agree, one or more Facility Letters of Credit in accordance with this Article III, from time to time during the period, commencing on the Effective Date and ending on the date five (5) Business Days prior to the Termination Date.

      3.2. Types and Amounts. The issuance of a Facility Letter of Credit shall be subject to the following conditions:

          (a) the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit requested hereunder, shall not exceed any limit imposed by law or regulation upon such Issuing Bank;

          (b) after giving effect thereto, the sum of (a) the aggregate unpaid principal balance of the Advances plus (b) the Facility Letter of Credit Obligations does not exceed the Aggregate Commitment as then in effect;

          (c) it does not have an expiration date later than five (5) Business Days prior to the Termination Date;

          (d) it does not have an expiration date more than twelve (12) months after the date of its issuance; provided, that it may provide for the renewal thereof for additional twelve (12) month periods so long as no renewal shall extend beyond the date provided in Section 3.2(c); or

          (e) the Facility Letter of Credit Obligations, after giving effect to any Facility Letter of Credit requested hereunder, do not exceed $50,000,000.

      3.3. Conditions. In addition to being subject to the satisfaction of the conditions contained in Section 4.2, the obligation of an Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

          (a) the Borrower shall have delivered to such Issuing Bank at such times and in such manner as such Issuing Bank may reasonably prescribe such documents and materials as may be required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content;

          (b) as of the date of issuance, no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain such Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to that Issuing Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over that Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter or Credit in particular; and

          (c) the Issuing Bank and the Borrower having agreed on the fee referred to in Section 3.8(b).

      3.4.      Procedure for Issuance of Facility Letters of Credit.

          (a) The Borrower shall give the Issuing Bank and the Agent at least two (2) Business Days' prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a "Letter of Credit Request") (except that, in lieu of such written notice, the Borrower may give the Issuing Bank and the Agent telephonic notice of such request if confirmed in writing by delivery to the Issuing Bank and the Agent (i) immediately (A) of a telecopy of the written notice required hereunder which has been signed by an Authorized Officer or (B) of a telex containing all information required to be contained in such written notice and (ii) promptly (but in no event later than the requested date of issuance) of the written notice required hereunder containing the original signature of an Authorized Officer); such notice shall be irrevocable and shall specify:

                (1) the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $500,000);

                (2) the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the "Issuance Date");

                (3) the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the earlier of five (5) Business Days prior to the Termination Date and a date which is twelve (12) months after the Issuance Date);

                (4) the name of the Issuing Bank chosen by the Borrower as the issuer of the requested Facility Letter of Credit;

                (5) the purpose for which such Facility Letter of Credit is to be issued; and

                (6) the Person for whose benefit the requested Facility Letter of Credit is to be issued.

At the time such request is made, the Borrower shall also provide the Agent and the Issuing Bank with a copy of the form of the Facility Letter of Credit it is requesting be issued. Such notice, to be effective, must be received by such Issuing Bank and the Agent not later than 2:00 p.m. (Chicago time) on the last Business Day on which notice can be given under this Section 3.4(a).

          (b) Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Section 4.2 hereof have been satisfied, such Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Issuing Bank's usual and customary business practices unless the Issuing Bank has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit, (ii) written notice from a Lender, which complies with the provisions of Section 3.6(a) or
(iii) written or telephonic notice from the Agent stating that the issuance of such Facility Letter of Credit would violate Section 3.2.

          (c) Each Issuing Bank shall give the Agent and the Borrower written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the "Issuance Notice").

          (d) An Issuing Bank shall not extend or amend any Facility Letter of Credit or allow any Facility Letter of Credit to be automatically extended unless the requirements of this Agreement are met as though a new Facility Letter of Credit was being requested and issued.

      3.5.      Reimbursement Obligations; Duties of Issuing Banks.

          (a) (i) Each Issuing Bank shall promptly notify the Borrower and the Agent of any draw under a Facility Letter of Credit and the Borrower shall reimburse such Issuing Bank in accordance with Section 3.7; and

          (ii) any Reimbursement Obligation with respect to any Facility Letter of Credit shall bear interest from the date of the relevant drawings under the pertinent Facility Letter of Credit until payment in full is received by the pertinent

Issuing Bank at (A) the Alternate Base Rate until the next succeeding
Business Day and (B) the Default interest rate for Alternate Base Rate Advances calculated in accordance with Section 2.10 for each day thereafter.

          (b) Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put that Issuing Bank under any resulting liability to any Lender or, assuming that such Issuing Bank has complied with the procedures specified in Section 3.4, all conditions to the issuance of a Facility Letter of Credit have been satisfied and such Lender has not given a notice contemplated by Section 3.6(a) that continues in full force and effect, relieve that Lender of its obligations hereunder to that Issuing Bank. In determining whether to pay under any Facility Letter of Credit, an Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Facility Letter of Credit appear to have been delivered in compliance and that they appear to comply on their face, with the requirements of such Facility Letter of Credit.

      3.6.      Participation.

          (a) Immediately upon (i) the Effective Date for those Facility Letters of Credit issued prior to such date and (ii) issuance by an Issuing Bank of any Facility Letter of Credit in accordance with the procedures set forth in Section 3.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from that Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to its Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and any security therefor or guaranty pertaining thereto; provided, that a Letter of Credit issued by any Issuing Bank shall not be deemed to be a Facility Letter of Credit for purposes of this
Section 3.6 if (A) such Letter of Credit has an expiration date which is later than five (5) Business Days prior to the Termination Date or (B) such Issuing Bank shall have received written notice from any Lender on or before the Business Day prior to the date of its issuance of such Letter of Credit that one or more of the conditions to the issuance of a Facility Letter of Credit is not then satisfied, and, in the event an Issuing Bank receives such a notice, it shall have no further obligation to issue any Facility Letter of Credit until such notice is withdrawn by that Lender or it receives a notice from the Agent that such condition has been effectively waived in accordance with the provisions of this Agreement.

          (b) In the event that any Issuing Bank makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to such Issuing Bank pursuant to Section 3.7 hereof, such Issuing Bank shall promptly notify the Agent, which shall promptly notify each Lender, of such failure, and each Lender shall promptly and unconditionally pay to the Agent for the account of such

Issuing Bank the amount of such Lender's Percentage of the unreimbursed amount of such payment, and the Agent shall promptly pay such amount to the Issuing Bank. The failure of any Lender to make available to the Agent for the account of any Issuing Bank its Percentage of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Agent for the account of such Issuing Bank its Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent its Percentage of the unreimbursed amount of any payment on the date such payment is to be made.

          (c) Whenever an Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, it shall promptly pay to the Agent and the Agent shall promptly pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender's Percentage thereof.

          (d) Upon the request of the Agent or any Lender, an Issuing Bank shall furnish to such Agent or Lender copies of any Facility Letter of Credit to which that Issuing Bank is party and such other documentation as may reasonably be requested by the Agent or Lender.

          (e) The obligations of a Lender to make payments to the Agent for the account of each Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

      3.7.      Payment of Reimbursement Obligations.

          (a) The Borrower agrees to pay to each Issuing Bank the amount of all Reimbursement Obligations, interest and other amounts payable to such Issuing Bank under or in connection with any Facility Letter of Credit immediately when due (and in any event shall reimburse an Issuing Bank for drawings under a Facility Letter of Credit issued by it no later than the next succeeding Business Day after the payment by that Issuing Bank), irrespective of any claim, set-off, defense or other right which the Borrower or any Subsidiary may have at any time against any Issuing Bank or any other Person, under all circumstances, including without limitation any of the following circumstances:

                (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

          (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any Subsidiary and the beneficiary named in any Facility Letter of Credit);

          (iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

          (v) the occurrence of any Default or Unmatured Default.

          (b) In the event any payment by the Borrower or any Subsidiary received by an Issuing Bank with respect to a Facility Letter of Credit and distributed by the Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from that Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by that Issuing Bank, contribute such Lender's Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by that Issuing Bank upon the amount required to be repaid by it.

      3.8.      Compensation for Facility Letters of Credit.

          (a) The Borrower shall pay to the Agent, for the ratable account of the Lenders, based upon the Lenders' respective Percentages, a fee (the "Facility Letter of Credit Fee") (i) with respect to each Standby Letter of Credit, in an amount equal to the product of the average daily undrawn amount of such Standby Letter of Credit times the percentage indicated as the Applicable Margin for the Facility Letter of Credit Fee times the LC Factor, for the period from the Issuance Date thereof to but including the final expiration date thereof and (ii) with respect to each Commercial Letter of Credit, 50% of an amount equal to the product of the average daily undrawn amount of such Commercial Letter of Credit times the percentage indicated on the Applicable Margin for the Facility Letter of Credit Fee times the LC Factor, for the period from the Issuance Date thereof to but including the final expiration date thereof. The Facility Letter of Credit Fee shall be due and payable in arrears on each Payment Date and, to the extent any such fees are then due and unpaid, on the Termination Date. The Agent shall promptly remit such Facility

Letter of Credit Fees, when paid, to the other Lenders in accordance with their Percentages thereof.

          (b) Each Issuing Bank shall have the right to receive solely for its own account such amounts as it and the Borrower may agree, in writing, to pay to such Issuing Bank with respect to issuance fees for any Facility Letter of Credit. In addition, each Issuing Bank shall be entitled to receive its usual and customary costs and fees of issuing, fronting and servicing Facility Letters of Credit.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

      4.1. Initial Advance. The Lenders shall not be required to make the initial Advance and, if the initial Advance shall not have been made, an Issuing Bank shall not be obligated to issue any Facility Letter of Credit hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders the following items (and the date upon which all such items shall have been so furnished is referred to as the "Effective Date"):

          (i) Copies of the certificate of incorporation of the Borrower, together with all amendments, and certificates of good standing for the Borrower and each of Natick Realty, Inc., the Trademark Subsidiary and the Investment Subsidiary, all certified by the appropriate governmental officer in its jurisdiction of incorporation.

          (ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents.

          (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and, to make borrowings and request Facility Letters of Credit hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

          (iv) A completed compliance certificate, in substantially the form of Exhibit "G" attached hereto, signed by the chief financial officer of the Borrower and dated as of the Effective Date.

          (v) A written opinion or opinions of the Borrower's counsel, addressed to the Lenders covering in substance those items contained in Exhibit "E" hereto.

          (vi) Notes payable to the order of each of the Lenders.

          (vii) Fully executed originals of this Agreement.

          (viii) Written money transfer instructions, in substantially the form of Exhibit "F" hereto, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

          (ix) Evidence that concurrently with the initial Advance hereunder, the Prior Agreement is terminated and all amounts due and payable thereunder paid.

          (x) Payment of all fees described in Section 2.7, which are required to be paid on or prior to the Effective Date.

          (xi) Evidence satisfactory to the Agent that the Distribution and the other Transactions have occurred in accordance with Schedule 5 hereto.

          (xii) A written solvency certificate from American Appraisal Associates Inc. in form and content satisfactory to the Agent, dated July 10, 1997, with respect to the value, Solvency and other factual information of, or relating to, as the case may be, the Borrower on a consolidated basis, after giving effect to the Distribution and the other Transactions.

          (xiii) The Agent and the Lenders shall have received (i) the Pro Forma, which must not be materially less favorable, in the Agent's and Required Lenders' reasonable judgment, than the projections previously provided to them and which must demonstrate, in their reasonable judgment, together with all other information then available to the Agent and the Required Lenders, that the Borrower and its Subsidiaries can repay their debts and satisfy their respective other obligations as and when due, and can comply with the financial covenants set forth herein and (ii) such information as the Agent and the Required Lenders may reasonably request to confirm the tax, legal and business assumptions made in such pro forma financial statements.

          (xiv) A certificate, dated the Effective Date, signed by an Authorized Officer of the Borrower, in form and substance satisfactory to the Agent, to the effect that: (i) on such date (both before and after giving effect to the consummation of the Transactions contemplated hereby and the making of the Loans hereunder) no Default or Unmatured Default has occurred and is continuing; (ii) no injunction or temporary restraining order which would prohibit the making of the Loans, or other litigation which could reasonably be expected to have a Material
Adverse Effect is pending or, to the best of such Person's knowledge, threatened; (iii) the Transaction Documents are in full force and effect and no material term or condition thereof has been amended, modified or waived after the execution thereof except with the written consent of the Agent;
and (v) the Transactions have been consummated in accordance with the Transaction Documents and Schedule 5.

          (xv) Such other documents as any Lender or its counsel may have reasonably requested.

      4.2. Each Advance or Issuance of a Facility Letter of Credit. The Lenders shall not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances) and an Issuing Bank shall not be obligated to issue any Facility Letter of Credit, unless on the applicable Borrowing Date or Issuance Date:

          (i) There exists no Default or Unmatured Default.

          (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date or Issuance Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date (other than the representation and warranty made under Section 5.4, which shall be deemed to refer to the most recent annual audited financial statements furnished to the Lenders pursuant to Section 6.1(i) hereof).

          (iii) All legal matters incident to the making of such Advance or issuance of such Facility Letter of Credit shall be satisfactory to the Lenders and their counsel.

     Each Borrowing Notice with respect to each such Advance and each Letter of Credit Request with respect to each Facility Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender or Issuing Bank may require a duly completed compliance certificate in substantially the form of Exhibit "G" hereto as a condition to making an Advance or issuing a Facility Letter of Credit.

     This Agreement shall terminate on July 30, 1997 if the conditions set forth in Sections 4.1 and 4.2 are not met on or prior to such date.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lenders that:

      5.1. Corporate Existence and Standing. The Borrower and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to have such requisite authority would not have a Material Adverse Effect.

      5.2. Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution, delivery and performance by the Borrower of the Loan Documents has been, and the Transaction Documents will be by the Effective Date, duly authorized by proper corporate proceedings, and the Loan Documents constitute, and the Transaction Documents will, on the Effective Date, constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

      5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents and the Transaction Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof violated or will violate any law, rule, regulation (including Regulations G, T, U and X), order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents or the Transaction Documents which have not previously or contemporaneously herewith been obtained or obtained by the Effective Date.

      5.4. Financial Statements. (a) The January 25, 1997 consolidated financial statements of Waban Inc. and its Subsidiaries, (b) the unaudited consolidated financial statements of Waban Inc. and its Subsidiaries through April 26, 1997 and the pro forma consolidated financial statements of the Borrower and its Subsidiaries dated January 25, 1997 (collectively, the "Financial Statements") heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of Waban Inc. and its Subsidiaries and the Borrower and its Subsidiaries, as applicable, at such date and the consolidated results of their operations for the period then ended. The estimated pro forma balance sheet of the Borrower and its Subsidiaries on a consolidated basis as of July 26, 1997 is attached hereto as Schedule 6. Schedule 6 will be updated by August 31, 1997 by the actual pro forma balance sheet (the "Pro Forma") of the Borrower and its Subsidiaries on a consolidated basis as of July 26, 1997. As of the Execution Date, the estimated pro forma is, and the Pro Forma upon delivery will be, complete and accurate and fairly represent the Borrower's and the Subsidiaries' assets, liabilities, financial condition on a consolidated basis in accordance with Agreement Accounting Principles, consistently applied, and taking into account the Distribution and the other Transactions and actions contemplated by the Loan Documents and Transaction Documents. The Pro Forma will not differ from the estimated pro forma in such a manner as to constitute a Material Adverse Effect.

      5.5. Material Adverse Change. Other than the Distribution and the other Transactions, since January 25, 1997, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. No Default or Unmatured Default exists.

      5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended January 1992, for which no tax liens have been filed and no claims are being asserted. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

      5.7. Litigation and Contingent Obligations. Except as disclosed to the Lenders in writing prior to the Execution Date, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

The Borrower has no material contingent obligations not provided for or disclosed in the Financial Statements.

      5.8. Subsidiaries. As of the Effective Date, Schedule "2" hereto contains an accurate list of all of the Subsidiaries of the Borrower after giving effect to the Distribution, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

      5.9. ERISA. There are no Unfunded Liabilities for any Single Employer Plans in excess of $250,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan for which the Borrower or other member of the Controlled Group has any Unfunded Liability.

      5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

      5.11. Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation T, Regulation U or Regulation X.
Neither the making of any Advance hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation G, Regulation T, Regulation U or Regulation X. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

      5.12. Material Agreements. Other than as contemplated by the Transaction Documents, neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

      5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied in all material respects with all applicable material statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

      5.14. Ownership of Properties. On the Effective Date and thereafter, the Borrower and its Subsidiaries will have good title to or a valid leasehold interest in, free of all Liens other than those permitted by Section 6.16, all of the Property and assets reflected in the financial statements as owned by it.

      5.15. Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

      5.16. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      5.17. Insurance. The property and casualty insurance program carried by the Borrower is adequate for its business needs.

      5.18. Solvency. As of the Effective Date, after giving effect to the consummation of the transactions contemplated by the Loan Documents and the Transaction Documents and the payment of all fees, costs and expenses payable by the Borrower with respect to the transactions contemplated by the Loan Documents and the Transaction Documents, each of the Borrower or its Subsidiaries and each Subsidiary is Solvent.

      5.19. Transaction Documents. The Borrower has delivered to each of the Lenders true, complete and correct copies of the Transaction Documents as in existence on the Execution Date (including all schedules, exhibits, annexes, amendments, supplements, modifications, and all other documents delivered pursuant thereto or in connection therewith). Such Transaction Documents shall not be amended, waived, supplemented or modified in a manner which would result in a Material Adverse Effect. Neither the Borrower nor any other party thereto is in default in the performance of or compliance with any provisions thereof the results of which would have a Material Advance Effect.

                                   ARTICLE VI

                                   COVENANTS

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

      6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the
Lenders:

          (i) Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by Coopers & Lybrand L.L.P. or other independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants.

          (ii) Within 50 days after the close of (i) the first three quarterly periods of each of its fiscal years, for itself and the Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer and (ii) the fourth fiscal quarter of each of its fiscal years, for itself and its Subsidiaries, a consolidated unaudited balance sheet as of the close of such period and a consolidated profit and loss statement for such fiscal year all certified by its chief financial officer.

          (iii) Together with the financial statements required under each of clause (i) and (ii) hereof, a compliance certificate in substantially the form of Exhibit "G" hereto signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

          (iv) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, if any, certified as correct by an actuary enrolled under ERISA.

          (v) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

          (vi) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries and (c) any notice of any event or occurrence or the assertion or commencement of any claims, actions, or other proceeding or against or affecting the Borrower or any Subsidiary which, in the case of clause (a), (b) or (c) could reasonably be expected to have a Material Adverse Effect.

          (vii) As soon as available, but in any event on or before the last day of the first fiscal quarter of each fiscal year of the Borrower, a copy of the plan and forecast (including a one year projected consolidated balance sheet, income statement and funds flow statement) of the Borrower and its Subsidiaries for such fiscal year.

          (viii) For any fiscal quarter during which the Borrower has created a new Subsidiary or terminated the existence of any existing Subsidiary as may be permitted hereunder, together with the financial statements required hereunder covering such period, a certificate signed by an Authorized Officer attaching a revised Schedule "2" which modifies the list of Subsidiaries contained therein to show any such additions and deletions (which revised Schedule shall replace the old Schedule and shall be deemed to have become part of the Agreement), the delivery of which shall be deemed to be a representation and warranty of the Borrower as to the accuracy of such revised Schedule.

          (ix) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

          (x) Promptly upon the filing thereof, copies (excluding exhibits) of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

          (xi) Together with each delivery of financial statements required by subsection 6.1(i) above, the Borrower shall deliver to the Lenders a certificate of the accountants who performed the audit in connection with such statements
(i) stating that in making the audit necessary to the issuance of a report on such financial statements, they have obtained no knowledge of any Default or Unmatured Default, or, if such accountants have obtained knowledge of a Default or Unmatured Default, specifying the nature and period of existence thereof and
(ii) setting forth the calculation of the covenants set forth in Section 6.20 hereof. Such accountants shall not be liable by reason of any failure to obtain knowledge of any Default or Unmatured Default which would not be disclosed in the ordinary course of an audit.

          (xii) Within fifty days after the end of each fiscal quarter of the Borrower in which Facility Letters of Credit have been issued, expired or terminated, a certificate of an Authorized Officer of the Borrower certifying the number of Facility Letters of Credit outstanding and the amount of the undrawn face amount of each such Facility Letter of Credit.

          (xiii) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

      6.2. Use of Proceeds. The Borrower will use the Facility Letters of Credit and the proceeds of the Advances for general corporate purposes and to repay outstanding Advances and Reimbursement Obligations. The Borrower will not, nor will it permit any Subsidiary to, use any of the Facility Letters of Credit or the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

      6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

      6.4. Conduct of Business. The Borrower will, and will cause each Active Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to conduct business, remain incorporated or have such requisite authority would not have a Material Adverse Effect.

      6.5. Taxes. The Borrower will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

      6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies (and/or through a self insurance program) insurance on all their Property in such amounts (and/or with such reserves) and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

      6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply in all material respects with all material laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

      6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property which is used or useful in the business of the Borrower or any of its Subsidiaries in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

      6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

      6.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that
(i) any Subsidiary may declare and pay dividends to the Borrower or to a Wholly-Owned Subsidiary and (ii) the Borrower may (a) purchase or otherwise acquire shares of its capital stock with the proceeds received from the issue of new shares of its capital stock, (b) repurchase for cash shares of common stock issued under the Borrower's 1997 Replacement Stock Incentive Plan, 1997 Stock Incentive Plan or the 1997 Director Stock Option Plan, as from time to time in effect, provided that the aggregate amount of repurchases permitted by this clause shall not exceed $2,000,000 in the aggregate during the term of this Agreement, and (c) so long as prior to and after giving effect thereto no Default or Unmatured Default shall exist, repurchase shares of its common stock in a so-called open market purchase program or similar transaction; provided that the aggregate amount of repurchases permitted by this clause shall not exceed $50,000,000 in the aggregate during the term of this Agreement.

      6.11. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

          (i) The Loans and the Reimbursement Obligations.

          (ii) Indebtedness existing on the Effective Date and described in Schedule "3" hereto.

          (iii) Contingent Obligations (a) by endorsement of instruments for deposit or collection in the ordinary course of business, (b) to purchase real property from another Person or guaranties incurred in the ordinary course of business in connection with the purchase or lease of stores or distribution centers, provided that (A) not less than eighty percent (80%) of the total square footage of each such store or distribution center so purchased or leased shall be utilized by the Borrower and its Subsidiaries and (B) the aggregate amount of such Contingent Obligations pursuant to this clause (b) at any time outstanding shall not exceed $30,000,000 and (c) consisting of guaranties incurred by the Borrower to support operating leases and/or Indebtedness incurred by any Subsidiary permitted by Section 6.11 (vii) or (viii).

          (iv) Bankers' acceptances utilized in the ordinary course of business to purchase inventory.

          (v) Indebtedness of one or more special purpose Wholly-Owned Subsidiaries in connection with a transfer by the Borrower or a Wholly-Owned Subsidiary of interests in accounts or notes receivable on a limited recourse basis, provided that (a) such transfer qualifies as a sale under generally accepted accounting principles and (b) any such Indebtedness, at any time outstanding, does not exceed $50,000,000 in the aggregate.

          (vi) Capitalized Lease Obligations due from the Borrower or any Real Estate Subsidiary not to exceed, at any time outstanding, $50,000,000 in the aggregate.

          (vii) Indebtedness, at any time outstanding, of the Borrower or any Real Estate Subsidiary incurred in the ordinary course of business in connection with the financing of real property in an amount not to exceed $75,000,000 in the aggregate.

          (viii) Indebtedness, at any time outstanding, of the Trademark Subsidiaries to the Borrower in an aggregate amount not to exceed ten percent (10%)

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

of an amount equal to (i) the book value of the Borrower's consolidated assets less (ii) the book value of real estate owned by the Real Estate Subsidiaries.

          (ix) So long as the aggregate unpaid principal balance of the Advances is less than $25,000,000, Indebtedness of the Investment Subsidiary owed to the Borrower.

          (x) Indebtedness owed by the Borrower to any Subsidiary.

          (xi) Indebtedness subordinated to the Obligations on terms and conditions reasonably satisfactory to the Required Lenders in an aggregate amount not to exceed $150,000,000 at any time outstanding.

          (xii) Additional Indebtedness, at any time outstanding, not to exceed $50,000,000 in the aggregate; provided that no more than $25,000,000 of such Indebtedness may be incurred by or exist at the Borrower's Subsidiaries.

      6.12. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that:

          (i) a Subsidiary may merge with and into the Borrower or a Wholly-Owned Subsidiary;

          (ii) the Borrower may merge or consolidate with any Person which is in a business related to the Borrower's business; and

          (iii) any Subsidiary of the Borrower may merge or consolidate with or into another Person in a transaction constituting (A) a disposition of assets by the Borrower so long as such disposition is permitted by Section 6.13 hereof or
(B) an Acquisition so long as such Acquisition is permitted by Section 6.15,

provided that in each such case, (a) immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default or Unmatured Default and, (b) in the case of any such merger or consolidation to which the Borrower is a party, the Borrower is the surviving corporation.

      6.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except:

          (i) for sales of inventory in the ordinary course of business and obsolete, worn out or no longer useful equipment in the ordinary course of business;

          (ii) that (A) any Subsidiary may sell, lease or otherwise dispose of assets to any other Subsidiary or to the Borrower, (B) the Borrower may transfer liquor licenses owned by the Borrower or other permits obtained by the Borrower and used in the operation of any of the stores to any such Subsidiary and (C) the Borrower may transfer or sell operating assets to a Trademark Subsidiary in the ordinary course of business consistent with the past practices of Waban Inc.;

          (iii) for any transfer of an interest in accounts or notes receivable on a limited recourse basis, provided that such transfer qualifies as a sale under generally accepted accounting principles;

          (iv) for leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than dispositions permitted under clauses
(i), (ii) and (iii) above) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries;

provided that in each such case, immediately after giving effect thereto, no event shall have occurred and be continuing that constitutes a Default or an Unmatured Default.

      6.14. Letters of Credit. The Borrower will not, nor will it permit any Subsidiary to, apply for or become liable upon any Letter of Credit, except for: (i) Facility Letters of Credit; (ii) other standby Letters of Credit, provided that the aggregate amount of issued but undrawn standby Letters of Credit (which are not Facility Letters of Credit) and all unreimbursed drawings thereunder shall not at any time exceed $25,000,000; and (iii) commercial Letters of Credit utilized in the ordinary course of business to purchase inventory, provided that the aggregate amount of issued but undrawn commercial Letters of Credit shall not at any time exceed ten percent (10%) of the value of the Borrower's consolidated merchandise inventory.

      6.15. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to,

          (a) make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, except:

                (i) Investments in Subsidiaries made prior to the Effective Date and described in Schedule "2" hereto.

                (ii)  Permitted Investments.

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

          (iii) Investments consisting of loans to participants, or the purchase of securities of the Borrower from participants, made pursuant to the provisions of any employee benefit plan, including without limitation the Borrower's 1997 Replacement Stock Incentive Plan, 1997 Stock Incentive Plan or the 1997 Director Stock Option Plan;

          (iv) Investments consisting of stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or other claims due or owing to the Borrower or any Subsidiary or as security for any such Indebtedness or claim;

          (v) Loans made by the Borrower in connection with the development of new retail establishments or distribution centers for the Borrower; provided that the aggregate outstanding amount of all such loans, as and when any such loan is made, shall not exceed five percent (5%) of the Borrower's consolidated assets as of the last day of the most recently ended fiscal quarter of the Borrower.

          (vi) So long as the aggregate unpaid principal balance of the Advances is less than $25,000,000, Investments made by the Borrower in the Investment Subsidiary for the purpose of making Permitted Investments.

          (vii) Investments made by any Subsidiary in the Borrower.

          (viii) Investments in Trademark Subsidiaries; provided that when aggregated with Investments made pursuant to clause 6.15(a)(i) hereof, (A) the aggregate amount of all such Investments shall not exceed twenty five percent (25%) of an amount equal to (i) the book value of the Borrower's consolidated assets less (ii) the book value of real estate owned by the Real Estate Subsidiaries and (B) the aggregate amount of all such Investments in any individual Trademark Subsidiary shall not exceed an amount equal to fifteen percent (15%) of an amount equal to (i) the book value of the Borrower's consolidated assets less (ii) the book value of real estate owned by the Real Estate Subsidiaries.

          (ix) Investments made by the Borrower or any Trademark Subsidiary in any Real Estate Subsidiary, so long as, for any such Real Estate Subsidiary, the sum of such Investments plus any other Indebtedness of such Real Estate Subsidiary does not exceed 105% of the acquisition cost of the real estate owned by such Real Estate Subsidiary.

          (x) Investments made by means of a merger or consolidation permitted by Section 6.12 hereof.

          (xi) For the Borrower only: any Investment consisting of (A) the acquisition of stock or other equity interests which constitutes an Acquisition permitted pursuant to the terms of Section 6.15(b); (B) the creation of any new Subsidiary to act as the purchaser in an Acquisition permitted pursuant to the terms of Section 6.15(b); and (C) an Investment in a Subsidiary for the purpose of facilitating an Acquisition permitted pursuant to the terms of Section 6.15(b), provided, however, that the aggregate amount of such Investments made since the Effective Date is less than thirty percent (30%) of Net Worth.

                (xii)  The creation of any new Wholly-Owned Subsidiary.

                (xiii) Investments in one or more special purpose entities made in connection with a transfer by the Borrower or a Wholly-Owned Subsidiary of interests in accounts or notes receivable on a limited recourse basis, provided that (a) such transfer qualifies as a sale under generally accepted accounting principles and (b) any such Investments, at any time outstanding, do not exceed $50,000,000 in the aggregate.

                (xiv) Additional Investments, at any time outstanding, not to exceed $10,000,000 in the aggregate.

          (b) make any Acquisition of any Person, except for an Acquisition: (i) for which the board of directors of the Person being acquired has approved the terms of the Acquisition, (ii) the purchase price of which (including the aggregate amount of (i) assumed liabilities for borrowed money, (ii) deferred compensation and (iii) non-compete and earn-out payments), when added to the purchase price of all other Acquisitions made during the same fiscal year, is less than twenty five percent (25%) of the Borrower's consolidated assets as of the beginning of such fiscal year, (iii) the giving effect to which will not cause a Default or an Unmatured Default and (iv) for which the Borrower has previously provided the Lenders with (a) financial information with respect to the entity to be acquired (including historical financial statements, pro-forma statements after giving effect to the Acquisition and projections) and (b) to the extent available, a detailed description of the entity to be acquired, its products, markets served and customer concentrations.

      6.16. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

          (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

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

          (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business.

          (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

          (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.

          (v) Liens existing on the Effective Date and described in Schedule "3" hereto.

          (vi) Liens incurred in connection with purchase money financing of Property in the ordinary course of business, provided that such Liens shall attach solely to the Property acquired and any improvement thereon and shall not attach to any other Property.

          (vii) Liens existing on Property acquired by the Borrower or any of its Subsidiaries at the time of its Acquisition, so long as such Lien was not created in contemplation of such Acquisition.

          (viii) Liens resulting from commitments of the Borrower and its Subsidiaries under Capitalized Leases.

          (ix) Liens incurred in connection with any transfer of an interest in accounts or notes receivable, that at the time of such transfer, qualified as a sale under generally accepted accounting principles.

          (x) Liens under leases of personalty or real estate to which the Borrower and any of its Subsidiaries is a party, provided that such Liens (A) do not attach to inventory held for sale in leased stores or warehouses except only after bankruptcy, insolvency or similar events to the extent of any landlord's lien, (B) are not incurred in connection with the borrowing of money or the obtaining of advances or credit by the Borrower or any of its Subsidiaries, and
(C) do not in the aggregate materially detract from the value of the Property of the Borrower and its Subsidiaries or materially impair the use thereof in the operation of their respective businesses.

          (xi) Liens incidental to the conduct of the business of the Borrower or any of its Subsidiaries which do not cover accounts receivable, cover only de minimis amounts of inventory sold to the Borrower and its Subsidiaries by certain suppliers to secure the amounts owing such suppliers for the same, are not incurred in connection with the borrowing of money or the obtaining of advances or credits or in connection with the acquisition of real property or machinery or equipment except incidental to the acquisition of business properties as a whole or as a going concern, and which do not in the aggregate materially detract from the value of the Property of the Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of their respective businesses.

          (xii) Liens granted by any Subsidiary to the Borrower or a Wholly-Owned Subsidiary to secure loans from the Borrower or such Wholly-Owned Subsidiary, which loans were permitted by Section 6.15(a) and Liens on real estate granted by the Borrower to any Real Estate Subsidiary which secure Indebtedness permitted by Section 6.11(x) in an aggregate amount at any time outstanding not in excess of $20,000,000.

          (xiii) Liens on real property which relate to Indebtedness permitted by Section 6.11(vii).

          (xiv) In addition to Liens otherwise permitted by this Section 6.16, Liens on assets of the Borrower and its Subsidiaries securing obligations not exceeding $10,000,000 in the aggregate at any time outstanding.

      6.17. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Borrower or a Wholly-Owned Subsidiary with respect to transactions other than the sale, transfer or other disposition of assets) except (i) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction or (ii) as set forth in the Transaction Documents.

      6.18. Amendments. The Borrower will not, and will not permit any Subsidiary to make any material waiver, termination or amendment to any of the Transaction Documents.

      6.19. Rate Hedging Obligations. The Borrower will not, and will not permit any Subsidiary to, enter into or remain liable upon any Rate Hedging Obligations, except for Rate Hedging Obligations in a notional amount not to exceed $50,000,000.

      6.20. Financial Covenants. On and subsequent to the Effective Date, the Borrower shall maintain, for itself and its Subsidiaries on a consolidated basis, each of the following financial covenants, each calculated in accordance with (i) Pro Forma

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

Accounting Principles from the Effective Date until the end of the fiscal quarter ending April 25, 1998 and (ii) Agreement Accounting Principles thereafter.

          6.20.1. Funded Debt to Capital Ratio. The Borrower shall maintain, on a consolidated basis, as of the end of each fiscal quarter a ratio of Funded Debt to Capital not exceeding .60 to 1.0.

          6.20.2. Fixed Charge Coverage Ratio. The Borrower shall maintain, on a consolidated basis, as of the end of each fiscal quarter a Fixed Charge Coverage Ratio greater than 1.75 to 1.0.

          6.20.3. Tangible Net Worth. The Borrower shall maintain, on a consolidated basis, at all times a Tangible Net Worth that is greater than or equal to the sum of (i) $355,000,000 plus (ii) 50% of the Borrower's quarterly Net Income, if positive, for each fiscal quarter ending after the Effective Date plus (iii) 50% of the aggregate net proceeds of any equity offering received by the Borrower after the Effective Date.

          6.21. Subsidiary Guaranties. If the Subsidiaries (other than the Real Estate Subsidiaries) have assets which in the aggregate have a book value equal to or greater than twenty-five percent (25%) of an amount equal to
(i) the book value of the Borrower's total consolidated assets less (ii) the book value of real estate owned by the Real Estate Subsidiaries, each determined on a consolidated basis as at the end of any fiscal quarter, the Borrower shall cause all Subsidiaries other than the Real Estate Subsidiaries to deliver to the Agent, on behalf of the Lenders, within 30 days after the end of any such fiscal quarter (i) an executed guaranty in substantially the form attached hereto as Exhibit "I" or a joinder agreement in substantially the form attached to such guaranty and (ii) an opinion of counsel to such Subsidiaries that such guaranty has been duly executed and delivered and is a legal, valid and binding obligation of such Subsidiaries enforceable in accordance with its terms (subject to customary exceptions). If any Subsidiary (other than a Real Estate Subsidiary) has assets which in the aggregate have a book value equal to or greater than fifteen percent (15%) of an amount equal to (i) the book value of the Borrower's total consolidated assets less (ii) the book value of real estate owned by the Real Estate Subsidiaries, each determined on a consolidated basis as at the end of any fiscal quarter, the Borrower shall cause such Subsidiary to deliver to the Agent, on behalf of the Lenders, within 30 days after the end of any such fiscal quarter (i) an executed guaranty in substantially the form attached hereto as Exhibit "I" or a joinder agreement in substantially the form attached to such guaranty and (ii) an opinion of counsel to such Subsidiary that such guaranty has been duly executed and delivered and is a legal, valid and binding obligation of such Subsidiary enforceable in accordance with its terms (subject to customary exceptions).

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

      6.22. Intercompany Indebtedness. After the occurrence and during the continuance of a Default or an Unmatured Default, the Borrower will not prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Indebtedness owed to any Subsidiary.

                                  ARTICLE VII

                                    DEFAULTS

     The occurrence of any one or more of the following events shall constitute a Default:

      7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, any Facility Letter of Credit, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date when made.

      7.2. Nonpayment of principal of any Note when due, nonpayment of any Reimbursement Obligation when due, or nonpayment of interest upon any Note or of any fee or other obligations under any of the Loan Documents within five days after the same becomes due.

      7.3. The breach by the Borrower of any of the terms or provisions of Sections 6.2, 6.3, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.18, 6.19, 6.20,
6.21 or 6.22.

      7.4. The breach by the Borrower (other than a breach which constitutes a Default under Sections 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within 20 days after written notice from the Agent or any Lender.

      7.5. Failure of the Borrower or any of its Subsidiaries to pay any Indebtedness with a principal amount in excess of $10,000,000 when due; or the default by the Borrower or any of its Subsidiaries in the performance of any material term, provision or condition contained in any agreement under which any Indebtedness with a principal amount in excess of $10,000,000 was created or is governed, or any other material event shall occur or material condition shall exist (and in each case shall be continuing), the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness with a principal amount in excess of $10,000,000 of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

      7.6. The Borrower or any of its Active Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any of its Property which constitutes a Substantial Portion, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this
Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

      7.7. Without the application, approval or consent of the Borrower or any of its Active Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Active Subsidiaries or any of its Property which constitutes a Substantial Portion, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Active Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

      7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

      7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money, which is not stayed on appeal or otherwise being appropriately contested in good faith and which, when added to all other similar judgments or orders for the payment of money, exceeds $10,000,000.

      7.10.     Any Change in Control shall occur.

      7.11. Subsequent to the execution of the Subsidiary Guaranty, the Subsidiary Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Subsidiary Guaranty, or any Subsidiary shall fail to comply with any of the terms or provisions of the Subsidiary Guaranty or any Subsidiary denies that it has any further liability under the Subsidiary Guaranty or gives notice to such effect.

                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

      8.1. Acceleration. If any Default described in Sections 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans and of an Issuing Bank to issue Facility Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans and of an Issuing Bank to issue Facility Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. In addition to the foregoing following the occurrence and during the continuance of a Default, so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Agent the Borrower shall pay to the Agent, for the benefit of the Lenders, cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto, to be applied to such Obligations. If any such Facility Letter of Credit is subsequently cancelled or expires by its terms without having been fully drawn, the Agent and the Lenders shall promptly account to the Borrower for any amount required to be paid to the Borrower on account thereof.

     If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and of an Issuing Bank to issue Facility Letters of Credit hereunder as a result of any Default (other than any Default as described in Sections 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, all Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

      8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender directly or indirectly affected thereby:

          (i) Extend the maturity of any Loan or Note or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

          (ii) Reduce the percentage specified in the definition of Required Lenders.

          (iii) Extend the Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.8.2(ii), or increase the amount of any Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

          (iv) Amend (a) this Section 8.2 or (b) Sections 3.2, 3.4(b), 3.6(a),
7.6 or 7.7.

          (v) Increase the maximum drawable amount or extend the expiration date of any outstanding Facility Letter of Credit (other than in accordance with Article III) or reduce the principal amount of or extend the time of payment of any Reimbursement Obligation or fee associated with any Facility Letter of Credit.

          (vi) Release any guarantor of any Obligations or, release collateral, if any, with a book value in excess of $5,000,000 in the aggregate during the term hereof securing any Obligations.

          (vii) Increase the amount of the Swing Line Option or extend the date in Section 2.6(c) on which the Agent shall be deemed to have received a Borrowing Notice to refund the Swing Line Loan.

No amendment or waiver of any provision of the Agreement relating to the Swing Line Loan shall be effective without the consent of the Swing Line Bank. No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

      8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Facility Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or Facility Letter of Credit shall not constitute any waiver or acquiescence.

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

Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

                                   ARTICLE IX

                               GENERAL PROVISIONS

      9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans and the issuance of the Facility Letters of Credit herein contemplated.

      9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

      9.3. Taxes. Any taxes (excluding federal income taxes or state income taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

      9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

      9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, each Subsidiary, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, each Subsidiary, the Agent and the Lenders relating to the subject matter thereof.

      9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder, but no Lender shall be responsible for the failure of any other Lender to perform its obligations hereunder. This Agreement shall not be construed so as to

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

confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

      9.7.      Expenses; Indemnification.    The Borrower shall reimburse the
Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent or the Arranger, which attorneys may be employees of the Agent or the Arranger) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, review, syndication amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, the Arranger and the Lenders, which attorneys may be employees of the Agent or the Arranger or the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent, the Arranger and each Lender, its directors, officers and employees (each, an "indemnified party") against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger or any Lender is a party thereto, collectively, the "losses") which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Transaction Documents, the transactions contemplated hereby or thereby, the direct or indirect application or proposed application of the proceeds of any Loan or the use or intended use of any Facility Letter of Credit hereunder or the issuance or performance under or the participation in any Facility Letter of Credit, except that the Borrower shall not be liable for any portion of the losses resulting from the gross negligence or wilful misconduct of any indemnified party as determined in a final judgment by a court of competent jurisdiction. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

      9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

      9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

      9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

      9.11. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

      9.12. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

      9.13. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

      9.14. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

      9.15. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower or any Subsidiary pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and other

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

Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, and (vi) permitted by Section 12.4; provided that in connection with any disclosure pursuant to clauses (i),
(ii) or (vi), such Lender shall instruct such Persons to treat the information in a confidential manner.

                                   ARTICLE X

                                   THE AGENT

      10.1. Appointment. The First National Bank of Chicago is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this
Article X. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

      10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

      10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, any Subsidiary, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

      10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. The Agent shall have no duty to disclose to the Lenders information that is not

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

required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

      10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

      10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

      10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

      10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents,
(ii) for any other reasonable expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The

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

obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

      10.9. Rights as a Lender. In the event the Agent is a Lender (including its capacity as an Issuing Bank), the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender; provided that at any time that the Agent is not a Lender, the Agent agrees to resign in accordance with Section 10.11 upon the request of the Borrower or the Required Lenders.

      10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

      10.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become

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

vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

      10.12. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

                                   ARTICLE XI

                            SETOFF; RATABLE PAYMENTS

      11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

      11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its share of any Advance or Reimbursement Obligation (other than payments received pursuant to Sections 2.18.1, 2.18.2 or 2.18.4) in a greater proportion than that received by any other Lender (other than with respect to Swing Line Loans), such Lender agrees, promptly upon demand, to purchase a portion of that Advance or Reimbursement Obligation held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of that Advance or Reimbursement Obligation. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral or other protection ratably in proportion to their Commitments. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

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

                                  ARTICLE XII

               BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

      12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Subsidiaries and the Lenders and their respective successors and assigns, except that (i) neither the Borrower nor any Subsidiary shall have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause
(ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

      12.2.     Participations.

          12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any interest in Facility Letters of Credit, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

          12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment,

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

modification or waiver with respect to any Loan, Facility Letter of Credit or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, Facility Letter of Credit or Commitment, postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Loan, Facility Letter of Credit or Commitment, releases any guarantor of any such Loan or Facility Letter of Credit or releases any substantial portion of collateral, if any, securing any such Loan or Facility Letter of Credit.

          12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

      12.3.     Assignments.

          12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (excluding entities registered under the Investment Company Act of 1940) with a net worth and/or capital and surplus of at least $500,000,000 ("Purchasers") all or any part of its rights and obligations under the Loan Documents; provided, however, that (i) any such assignment shall be in a minimum amount of at least $5,000,000 or, if less, the total amount of such Lender's Commitment hereunder and (ii) if a Default has occurred and is continuing, the restriction against assignments to entities registered under the Investment Company Act of 1940 shall not apply. Such assignment shall be substantially in the form of Exhibit "H" hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld.

          12.3.2. Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Annex "I" to Exhibit "H" hereto (a "Notice of Assignment"), together with any consents required by
Section 12.3.1, and (ii) payment of a $3,500 fee to the Agent for processing such assignment, such

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

assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Facility Letters of Credit and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the Percentage of the Aggregate Commitment, Facility Letters of Credit and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment. In addition, within a reasonable time after the effective date of any assignment, the Agent shall, and is hereby authorized and directed to, revise Schedule "1" reflecting the revised Percentages of each of the Lenders and shall distribute such revised Schedule "1" to each of the Lenders and the Borrower and such revised Schedule "1" shall replace the old Schedule "1" and become part of this Agreement.

      12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees in writing, prior to such disclosure, to be bound by Section 9.15 of this Agreement.

      12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.17(b).

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

                                  ARTICLE XIII

                                    NOTICES

      13.1. Giving Notice. Except as otherwise permitted by Section 2.6(a) with respect to borrowing notices for Swing Line Loans, Section 2.12 with respect to Borrowing Notices, and Section 3.4(a) with respect to a Letter of Credit Request, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

      13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                                  ARTICLE XIV

                                  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

Rest of page intentionally left blank

     In Witness Whereof, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                              BJ'S WHOLESALE CLUB, INC.

                              By:  /s/ Frank D. Forward
                                   -----------------------

                              Print Name: Frank D. Forward
                                          ----------------

                              Title: Treasurer
                                     ---------------------

                              One Mercer Road
                              P.O. Box 9600
                              Natick, Massachusetts  01760
                              Phone:  (508) 651-6500
                              Fax:  (508) 651-6623

                              Attention: Frank D. Forward,
                                         Executive Vice President and Chief
                                         Financial Officer

                              THE FIRST NATIONAL BANK OF CHICAGO,
                              Individually and as Agent

                              By: /s/ John D. Runger
                                  -----------------------

                              Print Name: John D. Runger
                                          ---------------

                              Title: Managing Director
                                     --------------------

                              One First National Plaza
                              Chicago, Illinois  60670
                              Phone:  (312) 732-7101
                              Fax:  (312) 732-1117

                              Attention:  John D. Runger, Vice President

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

                              BANKBOSTON, N.A., Individually and as
                              Syndication Agent

                              By: /s/ Linda Thomas
                                  -----------------------

                              Print Name: Linda Thomas
                                          ---------------

                              Title: Director
                                     --------------------

                              100 Federal Street
                              Mail Stop 01-09-04
                              Boston, Massachusetts 02110
                              Phone:  (617) 434-7000
                              Fax:  (617) 434-7980

                              FLEET NATIONAL BANK, Individually and
                              as Documentation Agent

                              By: /s/ Gerry Sheehan
                                  ----------------------

                              Print Name: Gerry Sheehan
                                          --------------

                              Title: Assistant Vice President
                                     ------------------------

                              One Federal Street
                              Mail Code MAOF-0320
                              Boston, Massachusetts
                              Phone:  (617) 346-0609
                              Fax:  (617) 346-0580

                              FIRST UNION NATIONAL BANK

                              By: Mark M. Harden
                                  -----------------------

                              Print Name: Mark M. Harden
                                          ---------------

                              Title: Vice President
                                     --------------------

                              One First Union Center
                              DC-5
                              Charlotte, North Carolina 28288-0745
                              Phone:  (704) 383-7629
                              Fax:  (704) 374-2802

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